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Exhibit 2.16

SHARE PURCHASE AND SUBSCRIPTION AGREEMENT

by and among

TICKETMASTER,

ELICIA ACQUISITION CORP.,

SOULMATES TECHNOLOGY PTY LTD,

THE SHAREHOLDERS OF SOULMATES TECHNOLOGY PTY LTD,

SOULMATES INTERNATIONAL, INC.,

THE SHAREHOLDERS OF SOULMATES INTERNATIONAL, INC.,

SOULMATES (NZ) LIMITED

AND

THE SHAREHOLDERS OF SOULMATES (NZ) LIMITED

Dated as of March 23, 2002

i

5.2.	Authorization	31
5.3.	Compliance with Other Instruments	31
5.4.	Consents and Approvals	31
5.5.	SEC Documents and Other Reports	32
5.6.	Parent Shares to be Issued in the Merger	32
5.7.	Litigation	32
5.8.	No Brokers	32
5.9.	Financial Statements	32
5.10.	Conduct of Business	32
5.11.	Liabilities	32
5.12.	Information	32
ARTICLE VI. COVENANTS OF ALL PARTIES		33
6.1.	Conduct of Business	33
6.2.	Registration Statement	34
6.3.	Investigation by Purchaser	37
6.4.	Certain Filings; Reasonable Efforts	37
6.5.	Other Agreements	38
6.6.	Notification of Certain Matters	38
6.7.	Employee Matters	38
6.8.	Confidentiality; Public Announcements	39
6.9.	Restrictions on Transfer	39
6.10.	Existing Agreements	39
6.11	Company Options	40
6.12	Release of Shareholders	40
6.13.	Additions to and Modification of Schedules	41
6.14.	Stamp Transfers	41
ARTICLE VII. CONDITIONS TO OBLIGATIONS		41
7.1.	Conditions to Each Party's Obligations	41
7.2.	Conditions to the Obligation of the Company, the U.S. Subsidiary and the Shareholders	41
ARTICLE VIII. TERMINATION		44
8.1.	Termination	44
ARTICLE IX. INDEMNIFICATION		44
9.1.	Survival of Representations	44
9.2.	Indemnification	44
9.3.	Notice of Claims	46
9.4.	Third Person Claims	47
9.5.	Limitation on Indemnity	47
9.6.	Payment out of Escrow Account	48
9.7.	Remedies	48
ARTICLE X. MISCELLANEOUS		48
10.1.	Binding Effect; Assignment	48
10.2.	Notices	48
10.3.	Choice of Law; Submission to Jurisdiction; Waivers	49
10.4.	Entire Agreement; Amendments and Waivers	50
10.5.	Counterparts	50
10.6.	Severability	50
10.7.	Headings	50
10.8.	Schedules	50
10.9.	No Third Party Beneficiaries	50
10.10.	Specific Performance	50
10.11.	No Strict Construction	51
10.12.	Expenses	51
10.13	Dollars	51

ii

LIST OF EXHIBITS

Exhibit A-1	Form of Australian Employment Agreement
Exhibit A-2	Form of U.K. Employment Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Non-Competition Agreement
Exhibit D	Form of Opinion of Gibson, Dunn & Crutcher LLP
Exhibit E	Form of Opinion of Watson Mangioni Lawyers
Exhibit F	Form of Shareholder Representation Letter
Exhibit G	Form of Optionholder Consent

LIST OF SCHEDULES

Schedule I	Schedule of Shareholders and Aggregate Consideration Allocation
Schedule II	Unstamped Transfers
Schedule III	Knowledge
Schedule 2.8	Options
Schedule 4.2	Subsidiaries
Schedule 4.4(b)	Capitalization
Schedule 4.5	Assets and Property
Schedule 4.6	Absence of Certain Activities
Schedule 4.7	Certain Actions
Schedule 4.8	Material Contracts
Schedule 4.12	Taxes
Schedule 4.14	Employee Benefits
Schedule 4.16	Permits
Schedule 4.17	Consents and Approvals
Schedule 4.18	Litigation
Schedule 4.19	Labor Matters
Schedule 4.20	Intellectual Property
Schedule 4.21	Transactions with Certain Persons
Schedule 4.22	Insurance
Schedule 4.25	Brokers
Schedule 4.27	Bank Accounts
Schedule 4.33	Foreign Companies
Schedule 6.5	Non-competition Agreements
Schedule 6.10	Existing Agreements
Schedule 7.3	Liens

iii

SHARE PURCHASE AND SUBSCRIPTION AGREEMENT

        This SHARE AND SUBSCRIPTION PURCHASE AGREEMENT (the "Agreement"), dated as of March 23, 2002, is entered into by and among Ticketmaster, a Delaware corporation ("Parent"), Elicia Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), Soulmates Technology Pty Ltd, a New South Wales, Australia corporation (the "Australian Company"), the Company Shareholders (as defined below), Soulmates International, Inc., a Delaware corporation (the "U.S. Company"), the U.S. Shareholder (as defined below), Soulmates (NZ) Limited, a New Zealand corporation (the "N.Z. Company") and the N.Z. Shareholders (as defined below).

RECITALS

        WHEREAS, Purchaser wishes to acquire the Australian Company;

        WHEREAS, Purchaser wishes to acquire the U.S. Company;

        WHEREAS, Purchaser wishes to acquire the N.Z. Company;

        WHEREAS, the Purchaser desires to subscribe for the Subscription Shares (as defined below) and, immediately after the issue of the Subscription Shares and in consideration for the payment of the Subscription Price and the issue of the Aggregate Company Consideration by the Purchaser, in each case as provided for in Article II hereof, the shareholders of the Australian Company included on the signature pages hereto, including those shareholders who have executed a signature page following the date hereof but prior to the Closing Date (as defined below) (each a "Company Shareholder" and collectively, the "Company Shareholders") desire to procure the cancellation of all of the Ordinary Shares of the Australian Company (except the Subscription Shares) (the "Company Shares");

        WHEREAS, the Purchaser desires to purchase from the shareholder of the U.S. Company included on the signature pages hereto (the "U.S. Shareholder"), and the U.S. Shareholder desires to sell to the Purchaser the Common Stock, par value $1.00, of the U.S. Company (the "U.S. Shares") in exchange for the consideration provided for in Article II hereof;

        WHEREAS, the Purchaser desires to purchase from the shareholders of the N.Z. Company included on the signature pages hereto (each a "N.Z. Shareholder" and collectively, the "N.Z. Shareholders"), and the N.Z. Shareholders desire to sell to the Purchaser the shares of the N.Z. Company (the "N.Z. Shares") in exchange for the consideration provided for in Article II hereof;

        WHEREAS, the Company Shares to be cancelled and the U.S. Shares and the N.Z. Shares to be sold to the Purchaser by the U.S. Shareholders and the N.Z. Shareholders, respectively are listed on Schedule I attached hereto;

        WHEREAS, the Company Shares, including all Company Shares reserved for issuance upon exercise of the Company Options, represent 100% of the Australian Company's outstanding equity securities on a fully diluted basis;

        WHEREAS, the U.S. Shares represent 100% of the U.S. Company's outstanding equity securities on a fully diluted basis; and

        WHEREAS, the N.Z. Shares represent 100% of the N.Z. Company's outstanding equity securities on a fully diluted basis.

AGREEMENT

        NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

        1.1.    Defined Terms.    As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

        "Accredited Shareholders" means each Shareholder who has represented to the Parent in such Shareholder's Shareholder Representation Letter that such Shareholder is an "accredited investor" as that term is defined in Rule 501 promulgated under the Securities Act (as defined below).

        "Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

        "Ancillary Agreements" means the Employment Agreements, the Escrow Agreement, the Non-Competition Agreement, the Shareholder Representation Letters and the Optionholder Consents, substantially in the forms attached hereto as Exhibits A, B, C, F and G, respectively.

        "Applicable Laws" means, with respect to any Person, any federal, state, local or other statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, award, decree or other requirement of any Governmental Authority existing as of the date of this Agreement or as of the Closing Date applicable to such Person or any of such Person's property, assets, officers, directors, employees, consultants or agents.

        "Business" means the business of developing and marketing software to provide on-line dating, match-making and personals services, the business of licensing such software to third parties and hosting the on-line, dating, match-making and personals web-sites of such third-parties and the business of hosting branded on-line dating, matching-making and personals web-sites, in each case as currently conducted by the Companies or as currently contemplated by them to be conducted.

        "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in Los Angeles, California or Sydney, Australia are authorized or required by law to close.

        "Closing Debt" means all outstanding long-term Debt of the Companies as of the Closing Date, as reflected on the Net Cash Estimate.

        "Code" means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

        "Companies" means the Australian Company, the U.S. Company and the N.Z. Company; provided, however, that for purposes of Article IV and Article VI hereof, such term shall also include the U.K. Company.

        "Company Options" means options to subscribe for Ordinary Shares of the Australian Company pursuant to the terms of the Australian Company's Employee Share Option Plan.

        "Company Purchase Price" means $19,627,000.

        "Consents" means any and all consents, approvals, authorizations or waivers of any public, governmental or regulatory body or authority or from parties to Material Contracts (as defined below) that are (a) required for the consummation of the transactions contemplated by this Agreement or (b) necessary in order that the Companies can conduct the Business after the Closing Date substantially in the same manner as the Business was conducted by the Companies before the Closing Date.

        "Corporations Act" means the Corporations Act 2001 of Australia.

        "Court Order" means any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or Governmental Authority that is binding on any Person or its property under applicable law.

        "December 2001 Balance Sheet" means the balance sheet of the Australian Company dated as of December 31, 2001.

        "Debt" means (a) any indebtedness of the Companies, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or other similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances, (b) any balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or account payable, in each case referred to in this clause (b) incurred in the Ordinary Course of Business, (c) all indebtedness of others secured by a lien on any asset of the Companies, and (d) to the extent not otherwise included by clauses (a), (b) and (c), any guaranty by the Companies of any indebtedness of any other Person.

        "Default" means (a) any actual breach or default, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach or default or (c) the occurrence of an event that, with or without the passage of time or the giving of notice or both, would give rise to a right of termination, renegotiation or acceleration.

        "Employment Agreements" means (i) that certain Employment Agreement to be entered into at the Closing by and between the Australian Company and Daniel Haigh substantially in the form attached hereto as Exhibit A-1 and (ii) that certain Employment Agreement to be entered into at the Closing by and between Ticketmaster UK Ltd and Martin Haynes substantially in the form attached hereto as Exhibit A-2.

        "Encumbrance" means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

        "Escrow Agreement" means that certain escrow agreement to be entered into at the Closing by and between the Escrow Agent (as defined in Section 2.4(a)), the Founding Shareholders and Purchaser substantially in the form attached hereto as Exhibit B.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, including all rules and regulations promulgated thereunder.

        "Executives" means Martin Haynes and Daniel Haigh.

        "Financial Statements" means (a) the audited balance sheet of the Australian Company dated as of June 30, 2001 and the related audited statements of operations, changes in shareholders' equity and cash flow for the year ended June 30, 2001, (b) the audited balance sheet of the Australian Company dated as of June 30, 2000 and the related audited statements of operations, changes in shareholders' equity and cash flow for the year-ended June 30, 2000 and (c) the unaudited balance sheet of the Australian Company dated as of December 31, 2001 and the related unaudited statements of operations, changes in shareholders' equity and cash flow for the six-month period ended December 31, 2001.

        "Fiscal Year" means a twelve month period commencing on July 1 of each calendar year.

        "Foreign Companies" means the U.S. Company, the U.K. Company and the N.Z. Company.

        "Foreign Shareholders" means the shareholders of the Foreign Companies.

        "Founding Shareholders" means Martin Haynes and Daniel Haigh.

        "GAAP" means the accounting standards applicable for the purposes of the Corporations Act, the requirements of the Corporations Act for the preparation and content of financial statements, director's reports and auditors' reports and except to the extent that they are inconsistent with the foregoing, the generally accepted and consistently applied accounting principles and practice in Australia.

        "Governmental Authority" means any court, administrative agency, regulatory body, commission or other governmental authority or instrumentality of the United States or any other country or any state, county, municipality or other governmental division of any country.

        "Knowledge" of the Companies means the knowledge of the officers and directors of each of the Companies and the Persons identified on Schedule III, which they would have after a reasonable investigation of the surrounding circumstances, whether or not in fact they made such reasonable investigation.

        "Liabilities" means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, known or unknown, and whether accrued, absolute, contingent, matured, unmatured or other.

        "Material Adverse Effect" will be deemed to occur if any event (whether specific to the applicable party or generally applicable to multiple parties), violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in this Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) has, or could reasonably be expected to have or give rise to, a material adverse effect or material adverse change on (a) the condition (financial or otherwise), business, results of operations, assets, prospects, Liabilities, capitalization, operations or financial performance of the party making the representations and warranties or (b) the ability of such party to consummate the transactions contemplated by this Agreement or to perform any of its obligations under this Agreement.

        "Net Cash" means (a) cash on hand, plus (b) accounts receivables, net of an appropriate bad debt accrual recorded in the Ordinary Course, less (c) accounts payable, less (d) outstanding long-term and short-term Debt.

        "Net Cash Adjustment" means (i) if the Aggregate Company Consideration is to be paid entirely in Parent Shares, a number of Parent Shares equal to the quotient of the Net Cash Deficit divided by $24.00 and (ii) if any portion of the Aggregate Company Consideration is to be paid in cash, (a) a number of Parent Shares equal to the product of (1) the Share Percentage multiplied by (2) the quotient of the Net Cash Deficit divided by $24.00, plus (b) an amount in cash equal to the product of the Cash Percentage multiplied by the Net Cash Deficit.

        "Non-Competition Agreements" means those certain Non-Competition Agreements to be entered into at the Closing, by and between Purchaser and each of the individuals identified in Section 6.5, substantially in the form attached hereto as Exhibit C.

        "Optionholder" means each holder of any Company Options.

        "Optionholder Consent" means the consent to be executed by each Optionholder in the form of Exhibit G.

        "Ordinary Course of Business" or "Ordinary Course" or any similar phrase means the ordinary course of the Business, consistent with the past practice of each of the Companies.

        "Parent Shares" means shares of the Parent's Class B Common Stock, par value $.01 per share.

        "Purchaser Representative" means Martin Haynes and Daniel Haigh, as the representatives of the Shareholders who are not Accredited Shareholders.

        "Permits" means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority, whether foreign, federal, state or local, or any other

Person, necessary for the past, present or anticipated conduct of, or relating to the operation of the Business.

        "Permitted Encumbrances" means (a) liens, taxes, assessments and other governmental charges not yet due and payable, (b) statutory, mechanics', laborers' and materialmen liens arising in the Ordinary Course of Business for sums not yet due, (c) statutory and contractual landlord liens under leases pursuant to which any of the Companies is a lessee and not in default, (d) with regard to real property, any and all matters of record in the jurisdiction where the real property is located including, without limitation, restrictions, reservations, covenants, conditions, oil and gas leases, mineral severances and liens and (e) with regard to real property, any easements, rights-of-way, building or use restrictions, prescriptive rights, encroachments, protrusions, rights and party walls, and liens for taxes, assessments, and other governmental charges not yet due.

        "Person" means any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture or Governmental Authority.

        "Regulations" means any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign, federal, state or local government and any other Governmental Authority, and including, without limitation, environmental laws, energy, public utility, health codes, occupational safety and health regulations and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

        "Relevant Scheme" means: (a) all superannuation schemes, retirement benefit schemes or other pension schemes or arrangements and (b) all employment benefit plans, programs or arrangements including medical, dental or life insurance to which a company is a party or which a company makes available or obtains for its officers or employees or former officers or employees.

        "Representative" means, with respect to any Person, any officer, director, principal, attorney, agent, employee or other representative of such Person.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, including all rules and regulations promulgated thereunder.

        "Security Interest" means an interest in an asset which provides security for, or protects against default by, a person for the payment or satisfaction of a debt, obligation or liability including a mortgage, charge, bill of sale, pledge, deposit, lien, encumbrance, hypothecation or arrangement for the retention of title.

        "Shareholders" means the Company Shareholders, the U.S. Shareholder and the N.Z. Shareholders.

        "Shareholders Agreement" means the Shareholders Agreement dated as of August 14, 2000, by and among Martin Haynes, Daniel Haigh, John Haigh and Jannette Blainey, Nick McNaughton, David Kadis, Jean Gamble, Toltex Human Resources Pty Limited (CAN 001 689 381) and the Australian Company.

        "Shares" means, collectively, the Company Shares, the U.S. Shares and the N.Z. Shares.

        "Sister Company" means any company which (a) is engaged in any business or was organized to engage in any business that is complementary to the business of developing and marketing software to provide on-line dating, match-making and personals services, the business of licensing such software to third parties and hosting the on-line, dating, match-making and personals web-sites of such third-parties and the business of hosting branded on-line dating, matching-making and personals web-sites as currently conducted by the Australian Company or as currently contemplated by the Australian Company to be conducted, (b) has at least one shareholder that is also a Company Shareholder, is an employee of the Australian Company or is related to a Company Shareholder or an employee of the Australian Company and (c) is not a Subsidiary, including, but not limited to each of the Foreign Companies.

        "Subscription Price" means A$1 to be paid for Subscription Shares.

        "Subscription Shares" means 100 convertible preference shares in the share capital of the Australian Company.

        "Subsidiary" means (a) any corporation in an unbroken chain of corporations beginning with any of the Companies if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, (b) any partnership in which any of the Companies is a general partner or (c) any limited liability company, partnership or other entity in which any of the Companies possesses a 50% or greater interest in the total capital or total income of such limited liability company, partnership or other entity.

        "Third Party Interest" means any Security Interest, lease, license, option, voting arrangement, easement, covenant, notation, restriction, interest under any agreement, interest under any trust or other right, equity, entitlement or other interest of any nature held by a third party.

        "Threshold Amounts" means the Company Threshold Amount and the Foreign Threshold Amount.

        "U.K. Company" means Soulmates Technology Limited, a company organized under the laws of England.

        "United States Dollars" means the legal currency in the United States of America.

        1.2.    Terms Defined Elsewhere.    The following is a list of additional terms used in this Agreement and a reference to the Section hereof in which such term is defined:

Term	Section
AAA	Section 9.3(b)
Adjustment Event	Section 2.6
Aggregate Company Consideration	Section 2.2(b)
Aggregate N.Z. Consideration	Section 2.1(b)
Aggregate U.S. Consideration	Section 2.1(a)
Agreement	Preamble
Arbitrator	Section 9.3(b)
Australian Business Number	Section 4.12(a)
Australian Company	Preamble
Australian Indemnification Obligations	Section 9.2(a)(i)
Blue Sky Laws	Section 4.17
Cash Consideration	Section 2.4(b)
Cash Percentage	Section 2.4(a)
CERCLA	Section 4.13
Claim Notice	Section 9.3(a)
Closing	Section 3.1
Closing Date	Section 3.1
Company Cap	Section 9.5(b)
Company Marks	Section 4.20(b)
Company Patents	Section 4.20(c)
Company Percentage Interest	Section 2.2(b)
Company Registered Copyrights	Section 4.20(d)
Company Registered IP	Section 4.20(g)
Company Shareholders	Recitals
Company Shares	Recitals
Company Software	Section 4.20(l)
Copyrights	Section 4.20(a)
Damages	Section 9.2(a)
Disposition	Section 6.9

Dispute Notice	Section 9.3(b)
Double Taxation Agreement	Section 4.12(a)
Effective Period	Section 6.2(d)
Employee Loans	Section 4.8(a)
Escrow Account	Section 2.5
Escrow Agent	Section 2.5
Escrow Amount	Section 2.5
Escrow Shares	Section 2.5
Escrow Value	Section 9.6
Foreign Status Certificate	Section 3.2(n)
GST	Section 4.12(a)
Hazardous Materials	Section 4.13
Holder	Section 6.2(f)(iii)
Inbound License Agreements	Section 4.20(i)
Indemnified Party	Section 9.3(a)
Indemnitor	Section 9.3(a)
Intellectual Property	Section 4.20(a)
Lock-up	Section 6.9
Lock-up Period	Section 6.9
Marks	Section 4.20(a)
Mask Works	Section 4.20(a)
Material Contracts	Section 4.8(a)
Net Cash Deficit	Section 2.7(b)
Net Cash Estimate	Section 2.7(a)
N.Z. Company	Preamble
N.Z. Purchase Price	Section 2.1(d)
N.Z. Shareholders	Recitals
N.Z. Shares	Recitals
Net Cash Estimate	Section 2.7(a)
OSR	Section 6.14
Outside Date	Section 8.1(b)
Parent	Preamble
Parent SEC Documents	Section 5.5
Patents	Section 4.20(a)
Personal Element	Section 4.20(p)
Privacy Policies	Section 4.20(p)
Proceeding	Section 4.18
Purchaser	Preamble
Purchaser Indemnified Parties	Section 9.2(a)
Real Property	Section 4.5(c)
Registration Indemnified Party	Section 6.2(g)(iii)
Registration Indemnifying Party	Section 6.2(g)(iii)
Registration Statement	Section 6.2(a)
Share Consideration	Section 2.4(b)
Share Percentage	Section 2.4(a)
Shareholder Indemnified Parties	Section 9.2(b)
Shares	Section 2.3
Software	Section 4.20(l)
Tax	Section 4.12(a)
Tax Return	Section 4.12(a)
Taxable	Section 4.12(a)
Taxes	Section 4.12(a)
Threshold Amount	Section 9.5(a)
Trade Secrets	Section 4.20(a)
Transaction Fees	Section 10.12
U.S. Company	Preamble
U.S. Purchase Price	Section 2.1(b)
U.S. Shareholder	Recitals
U.S. Shares	Recitals
Unique Identifying Number	Section 4.20(p)
Unstamped Transfers	Section 6.14
User Data	Section 4.20(p)
Violation	Section 6.2(g)(i)

ARTICLE II.

AGREEMENT TO PURCHASE AND SELL SHARES

        2.1.    Agreement to Purchase and Sell Shares of the Foreign Companies.    Subject to the terms and conditions hereof:

          (a)  the U.S. Shareholder agrees to sell, and the Purchaser agrees to purchase from the U.S. Shareholder, the U.S. Shares, for an aggregate purchase price of $1 (the "U.S. Purchase Price"), which shall be paid in cash (the "Aggregate U.S. Consideration").

          (b)  the N.Z. Shareholders agree to sell, and the Purchaser agrees to purchase from the N.Z. Shareholders, the N.Z. Shares, for an aggregate purchase price of $1 (the "N.Z. Purchase Price"), which shall be paid in cash (the "Aggregate N.Z. Consideration"). The Aggregate N.Z. Consideration will be allocated to each N.Z. Shareholder in accordance with his, her or its respective "N.Z. Percentage Interest," as reflected on Schedule I hereto.

          (c)  The Purchaser will not be obligated to complete the purchase of any of the U.S. Shares or the N.Z. Shares or the subscription for the Subscription Shares and the payment of the Aggregate Company Consideration as provided for in Section 2.2 unless the purchase of all of the U.S. Shares and the N.Z. Shares and the transactions contemplated by Section 2.2 are completed simultaneously.

        2.2.    Agreement to Subscribe for and Issue Shares of the Australian Company.    Subject to the terms and conditions hereof:

          (a)  The Purchaser agrees to pay, immediately prior to the cancellation of the Company Shares in accordance with Section 2.2(c), the Subscription Price to the Australian Company in cash in return for the allotment and issue of the Subscription Shares and, in consideration for the Purchaser agreeing to pay the Subscription Price, the Australian Company agrees to allot and issue the Subscription Shares to the Purchaser free from any Third Party Interests and credited as fully paid.

          (b)  Subject to Section 2.7(b), the Purchaser agrees to issue to the Company Shareholders, in consideration for the Company Shareholders agreeing to procure the cancellation of the Company Shares in accordance with Section 2.2(c), an aggregate of 817,792 Parent Shares (the "Aggregate Company Consideration"). The Aggregate Company Consideration will be allocated to each Company Shareholder in accordance with his, her or its respective "Company Percentage Interest" as reflected on Schedule I hereto.

          (c)  In consideration for the issuance of the Aggregate Company Consideration, the Company Shareholders agree to procure the cancellation of the Company Shares by means of an equal capital reduction under Division 1 of Part 2J.1 of the Corporations Act.

          (d)  The Company Shareholders waive, and prior to Closing must obtain the waiver from all other relevant persons of, all restrictions (including pre-emption rights) that might exist for the issue of the Subscription Shares whether under the constitution of the Australian Company or otherwise.

        2.3.    Distribution of the Aggregate Consideration.

          (a)  On the Closing Date, the Purchaser shall pay to the U.S. Shareholder, in cash, the Aggregate U.S. Consideration.

          (b)  On the Closing Date, the Purchaser shall pay to the N.Z. Shareholders, in cash, the Aggregate N.Z. Consideration.

          (c)  On the Closing Date, the Purchaser shall deliver to each Company Shareholder certificates representing that portion of the Aggregate Company Consideration that such Company Shareholder has the right to receive with respect to the Company Shares owned by such Company Shareholder prior to the Closing, in accordance with the Company Percentage Interest set forth next to such Company Shareholder's name on Schedule I hereto; provided, however, that Purchaser shall withhold from the certificates otherwise deliverable to each of the Founding Shareholders pursuant hereto such Founding Shareholder's portion of the Escrow Amount, as provided in Section 2.5 below.

        2.4.    Form of Consideration.

          (a)  In lieu of delivering the Aggregate Company Consideration in the form of Parent Shares, Purchaser may, in its sole discretion, elect to pay all or any portion of the Aggregate Company Consideration in cash. Purchaser shall notify the Company Shareholders not less than two days prior to the Closing Date whether the Aggregate Company Consideration will be paid in Parent Shares, cash, or a combination of Parent Shares and cash. If Purchaser elects to pay any or all of the Aggregate Company Consideration in cash, the sum of the Cash Consideration (as defined below) plus the Share Consideration (as defined below) shall be deemed the Aggregate Company Consideration for all purposes of this Agreement.

          (b)  If Purchaser elects to pay any portion of the Aggregate Company Consideration in cash rather than Parent Shares (such amount being the "Cash Consideration"), Purchaser will pay to the Company Shareholders (1) an amount in cash in immediately available funds equal to the Cash Consideration plus (2) the balance of the Aggregate Company Consideration, if any, in a number of Parent Shares determined by (i) dividing the difference between the Company Purchase Price and the Cash Consideration by the Company Purchase Price (such quotient, the "Share Percentage") and (ii) multiplying the Share Percentage by 817,792 (such product, the "Share Consideration"), less the Escrow Amount. Each Company Shareholder shall receive his, her or its Company Percentage Interest of the Cash Consideration and the Share Consideration to be paid pursuant to this Section 2.4(b). For purposes of this Agreement, the quotient of (x) the difference between the Company Purchase Price and the Share Consideration divided by (y) the Company Purchase Price is the "Cash Percentage."

        2.5.    Escrow Amount.    Certificates otherwise deliverable to the Founding Shareholders representing in the aggregate 15% of the Aggregate Company Consideration (the "Escrow Amount"), shall be delivered at Closing to National Australian Trustees Limited (ACN 007 350 405), as escrow agent (the "Escrow Agent") to be held in an escrow account (the "Escrow Account") until the eighteen-month anniversary of the Closing Date pursuant to the terms and conditions of the Escrow Agreement; provided, however, that if the Purchaser elects to pay all or any portion of the Aggregate Company Consideration in cash pursuant to Section 2.4, the Escrow Amount shall consist of an amount in cash equal to 15% of Cash Consideration and certificates evidencing Parent Shares representing 15% of the Share Consideration. All Parent Shares, if any, included in the Escrow Amount shall be referred to as the "Escrow Shares." Each Founding Shareholder shall be responsible for that percentage of the Escrow Amount set forth next to such Founding Shareholder's name under the heading "Indemnification Percentage" on Schedule I hereto.

        2.6.    Adjustment Events.    If, between the date of this Agreement and the Closing Date, the outstanding Parent Shares shall have been changed into or exchanged for a different number of shares or kind of shares of Parent or another corporation or entity by reason of any reclassification, split-up, stock dividend or stock combination or any arrangement, amalgamation or similar statutory procedure (an "Adjustment Event"), then the Parent Shares, if any, in the Aggregate Company Consideration shall be appropriately adjusted. If the record date for any such Adjustment Event shall be prior to the Closing Date, but the payment date therefor shall be subsequent to the Closing Date, Parent shall take such action as shall be required so that on such payment date the Parent Shares, if any, in the Aggregate Company Consideration will consist of such number or kind of securities as the Company Shareholders would have received as a result of such event if the record date therefor had been immediately after the Closing Date.

        2.7.    Payment of Closing Debt at Closing; Release of Guarantees.

          (a)  The Australian Company shall prepare and deliver to Purchaser no less than five days prior to the Closing an estimate of the Net Cash of the Companies as of the Closing Date (the "Net Cash Estimate"). The Net Cash Estimate shall be prepared in accordance with books and records of the Companies and shall fairly and accurately present the Net Cash of the Companies as of the Closing Date.

          (b)  The Company Shareholders shall pay all Closing Debt of the Companies immediately after the Closing. To the extent that the Net Cash as reflected in the Net Cash Estimate is a positive number, the Company Shareholders may use such positive Net Cash to make all or any portion of the payments in respect of Closing Debt. To the extent that Net Cash as reflected in the Net Cash Estimate is negative (a "Net Cash Deficit"), Purchaser shall reduce the Aggregate Company Consideration by the Net Cash Adjustment and shall cause the Australian Company to repay the Closing Debt immediately following the Closing. To the extent the positive amount of Net Cash, if any, remaining after the repayment of Closing Debt is greater than $50,000, the Australian Company may distribute the amount in excess of $50,000 to the Company Shareholders in accordance with their respective Company Percentage Interests immediately following the repayment of Closing Debt.

          (c)  Immediately after the Closing, the Shareholders shall cause each of the Companies to be released from all Liabilities that are secured by a lien on any real or personal property that is not owned by the Companies at the Closing.

        2.8.    Company Options.    Each Company Option outstanding immediately prior to the Closing shall be terminated as of the Closing Date and in exchange therefor, the holder of each Company Option will receive an amount in cash equal to the amount set forth in Schedule 2.8. Concurrently with the execution of this Agreement, each Optionholder has executed an Optionholder Consent in substantially the form attached hereto as Exhibit G, pursuant to which each such Optionholder has consented to the treatment of his or her Company Options as described in this Section 2.8.

ARTICLE III.

CLOSING DELIVERIES

        3.1.    The Closing.    The closing (the "Closing") of the transactions contemplated by this Agreement shall be held at the offices of Gibson, Dunn & Crutcher LLP at 333 South Grand Avenue, Los Angeles, California 90071, on April 5, 2002, or such other time and place as to which the Australian Company and the Purchaser agree (the "Closing Date").

        3.2.    Deliveries by the Companies and the Shareholders at the Closing.    At the Closing:

          (a)  the Australian Company shall allot and issue to the Purchaser the Subscription Shares and shall deliver to the Purchaser a share certificate for the Subscription Shares;

          (b)  the Company Shareholders shall deliver to the Australian Company the certificates representing the Company Shares held by them and all waivers or consents which the Purchaser may require to enable the Purchaser to be registered as a holder of the Subscription Shares; provided, however, that in the event that any Company Shareholder does not deliver to the Australian Company its share certificate in accordance with this clause 3.2(b), it hereby undertakes that it will immediately deliver such share certificate to the Australian Company for cancellation if it is located and indemnifies the Purchaser and its Affiliates (including, after the Closing, the Companies), and each of their respective officers, directors, employees, shareholders, partners and agents against, and holds each of them harmless from, any damage, claim, loss, cost, liability or expense, including without limitation, interest, penalties, reasonable attorneys' fees and expenses of investigation, consequential damages, response action, removal action or remedial action incurred by any of them that are incident to, arise out of, in connection with, or related to, whether directly or indirectly, the loss of that share certificate or the failure to deliver it in accordance with this clause 3.2(b);

          (c)  the Australian Company shall deliver to the Company Shareholders and the Purchaser certified copies of resolutions of the board of directors of the Australian Company approving the issue of the Subscription Shares and the equal capital reduction and cancellation of the Company Shares in accordance with the requirements of Division 1 of Part 2J.1 of the Corporations Act;

          (d)  the Australian Company shall deliver to the Purchaser a special resolution of the Company Shareholders passed at a general meeting of the Australian Company approving the rights attaching to the Subscription Shares and the variation of class rights pursuant to Section 246C(5) of the Corporations Act;

          (e)  the Australian Company shall deliver to the Purchaser an ordinary resolution of the Company Shareholders passed at a general meeting of the Australian Company approving the equal capital reduction and cancellation of the Company Shares in accordance with Section 256C(1) of the Corporations Act;

          (f)    the Australian Company shall deliver to the Purchaser evidence that the required notices of the equal capital reduction and cancellation of the Company Shares have been filed with the Australian Securities and Investments Commission in accordance with Sections 256C(5), if such notice is required to be filed with the Australian Securities and Investments Commission prior to or at Closing;

          (g)  each of the Foreign Shareholders shall deliver a transfer of the Shares held by them duly executed by the registered holders in favor in the Purchaser together with all certificates representing the Shares held by them and all waivers or consents which the Purchaser may require to enable the Purchaser to be registered as a holder of the Shares;

          (h)  each of the Companies and the Shareholders, as the case may be, shall deliver, or cause to be delivered (to the extent not delivered concurrently with the execution of this Agreement) the Ancillary Agreements to which he, she or it is a party;

          (i)    to the extent available from their respective jurisdictions of incorporation, each of the Companies shall deliver certificates of good standing or an equivalent document issued by the state or province of organization of such Company, dated not more than five days prior to the Closing Date with a bring-down good standing certificate or equivalent document dated as of the Closing Date;

          (j)    the Australian Company and the N.Z. Company shall each deliver a certificate, dated as of the Closing Date and signed by the Directors of the Australian Company and the N.Z. Company, respectively, as to the fulfillment of the conditions set forth in Section 7.3;

          (k)  the U.S. Company shall deliver a certificate, dated as of the Closing Date and signed by such Company's President or Vice President, as to the fulfillment of the conditions set forth in Section 7.3;

          (l)    each of the Companies shall deliver a certificate executed by the Secretary of such Company, dated as of the Closing Date, certifying resolutions adopted by the such Company's board of directors relating to the transactions contemplated by this Agreement and the Ancillary Agreements;

          (m)  each of the Companies shall deliver copies of all third party and governmental consents, approvals and filings required in connection with the consummation of the transactions hereunder with respect to such Company;

          (n)  the Companies shall deliver the written opinion of counsel described in Section 7.3(g);

          (o)  each of the Shareholders shall deliver an executed Certificate of Foreign Status of Beneficial Owner for United States Withholding on Form W-8BEN certifying that such Shareholder is not a United States person for purposes of United States federal income taxes (a "Foreign Status Certificate"); and

          (p)  the Companies and/or the Shareholders shall deliver such other documents and items as Purchaser may reasonably request.

        3.3.    Deliveries by Parent and the Purchaser at the Closing.    At the Closing, Parent and the Purchaser shall deliver, or cause to be delivered:

          (a)  the Ancillary Agreements to which they are parties;

          (b)  the Escrow Amount to the Escrow Agent;

          (c)  the certificates representing the Parent Shares comprising the Aggregate Company Consideration (less the Escrow Amount) or, in the event the Purchaser elects to deliver a portion of the Aggregate Company Consideration in cash pursuant to Section 2.4, certificates representing the Share Consideration and an amount in cash equal to the Cash Consideration (less the Escrow Amount);

          (d)  a certificate, dated as of the Closing Date and signed by Purchaser's authorized representative, as to the fulfillment of the conditions set forth in Section 7.2;

          (e)  the written opinion of counsel described in Section 7.2(c);

          (f)    the Subscription Price to the Australian Company; and

          (g)  such other documents and items as the Companies and/or the Shareholders may reasonably request.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF
THE COMPANIES AND THE SHAREHOLDERS

        As a material inducement to Purchaser to enter into this Agreement, except as disclosed in the disclosure Schedules delivered to Purchaser by the Companies concurrently herewith (each section of which qualifies only the representation in the correspondingly numbered Section of this Agreement), except as provided herein, the Australian Company and the Company Shareholders jointly and severally with respect to the Australian Company, the U.S. Shareholders jointly and severally with respect to the U.S. Company, and the N.Z. Shareholders jointly and severally with respect to the N.Z. Company, hereby represent and warrant to Purchaser, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true, correct and complete that:

        4.1.    Organization of the Companies.    Each of the Companies is duly organized and validly existing under the laws of its jurisdiction of incorporation with full corporate power and corporate authority to conduct the Business as it is presently being conducted, to own or lease, as applicable, its assets and properties, and to perform all its obligations under its Material Contracts (as defined below), except as set forth on Schedule II hereto. Each of the Companies is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the assets of the such Company or the Business. Copies of the charter documents of each of the Companies, and all amendments thereto, have heretofore been delivered to Purchaser and are accurate and complete as of the date hereof.

        4.2.    Subsidiaries.    Except for the U.K. Company, none of the Companies presently owns or controls, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity. The authorized capital stock of the U.K. Company consists of 1,000 ordinary shares, of which one share is issued and outstanding and owned by the Australian Company, free and clear of any Third Party Interests. The outstanding share of the U.K. Company is duly authorized, validly issued, fully paid and non-assessable.

        4.3.    Authorization.    Each of the Companies has all requisite power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder, except as set forth on Schedule II hereto. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by each of the Companies and the consummation by each of the Companies of the transactions contemplated hereby and thereby have been duly approved by the boards of directors of each of the Companies. No other proceeding on the part of any of the Companies is necessary to authorize this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Companies and is, and, upon execution and delivery of the Ancillary Agreements, this Agreement and the Ancillary Agreements to which the any of the Companies is party will be, the legal, valid and binding obligations of each of the Companies, enforceable against each of the Companies in accordance with their respective terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and except insofar as the availability of equitable remedies may be limited by applicable law.

        4.4.    Capitalization.

          (a)  The issued share capital of the Australian Company consists of 25,344,444 Ordinary Shares. The Company Shareholders own the number of Company Shares set forth next to their respective names on Schedule I hereto, except as set forth on Schedule II hereto, and there are no issued shares in the Australian Company other than those shown on Schedule I hereto. All issued and outstanding Company Shares are duly authorized, validly issued, fully paid and non-assessable, except as set forth in Schedule II hereto. The Subscription Shares, when issued and delivered by the Australian Company, will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, Encumbrances, Third Party Interests and adverse interests of any kind.

          (b)  The authorized capital stock of the U.S. Company consists of 1 share of Common Stock, par value $1.00, of which 1 share is issued and outstanding. The U.S. Shareholder owns the number of U.S. Shares set forth next to his name on Schedule I hereto. The issued and outstanding U.S. Shares are duly authorized, validly issued, fully paid and non-assessable.

          (c)  The authorized capital stock of the N.Z. Company consists of 1,000 shares, of which 1,000 shares are issued and outstanding. The N.Z. Shareholders own the number of N.Z. Shares set forth next to their respective names on Schedule I hereto. All issued and outstanding N.Z. Shares are duly authorized, validly issued, fully paid and non-assessable.

          (d)  Except as set forth on Schedule 4.4(d), there are no (i) options, warrants, agreements, convertible or exchangeable securities or other commitments pursuant to which any of the Companies is or may become obligated to issue, sell, transfer, purchase, return or redeem shares or other securities of such Company, (ii) securities of any of the Companies reserved for issuance for any purpose, (iii) agreements pursuant to which registration rights in the shares of any of the Companies have been granted, (iv) shareholders agreements, whether written or verbal, among any current or former shareholders of any of the Companies or (v) statutory or contractual preemptive rights or rights of first refusal with respect to the Shares. All Company Options will have been exercised or will terminate and be of no further force or effect after the Closing Date.

          (e)  None of the Companies has violated any applicable securities laws in connection with the offer, sale or issuance of any shares of its capital stock. Except as set forth on Schedule 4.4(e), there are no agreements between any of the Shareholders with respect to the voting or transfer of the capital stock of any such Company or with respect to any other aspect of such Company's affairs. No sales, purchases or other transfers of Company Shares have violated the terms or provisions of any agreement listed on Schedule 4.4(e) and the Company Shareholders are not aware of any claims under any of such agreements or any circumstances that might reasonably be expected to give rise to any such claim related to any sales, purchases or transfers of Company Shares. The Subscription Shares, when issued, will be issued in compliance with all applicable securities laws, or in reliance on a valid exemption from the requirements of such laws.

          (f)    The purchase of Company Shares by Martin Haynes and Daniel Haigh from each of Melissa Alexander and Eli Faksha on March 6, 2002 and Abraham Bettsak on March 7, 2002 complied with all Applicable Laws and all contractual obligations binding at the time of such purchases upon the holders of the Company Shares. The Company Shareholders are not aware of any claim or any circumstance that might reasonably be expected to give rise to any claim related to any of such purchases.

        4.5.    Title to Properties and Assets.

          (a)  Except as set forth on Schedule 4.5(a), (i) each of the Companies has, or will have, as of the Closing, a good and valid title to or, in the case of leased properties or properties held under license, a good and valid leasehold or license interest in, all of its properties and assets and (ii) each of the Companies holds title to each such property and asset which it purports to own, free and clear of any Encumbrances. The representations in this Section 4.5 do not apply to the Intellectual Property Rights as to which only the representations in Section 4.20 shall apply.

          (b)  All of the tangible assets of each of the Companies, are, or will be as of the Closing, in all material respects in reasonably serviceable operating condition and repair and are adequate for the conduct of the Business in substantially the same manner as it has heretofore been conducted.

          (c)  Schedule 4.5(c) sets forth a true and complete list of all real property owned or leased by each of the Companies (collectively, the "Real Property"), including the location of, and a brief description of the nature of the activities conducted on, such Real Property. One of the Companies has good and marketable fee simple title to or a valid leasehold interest in the Real Property, free and clear of all Encumbrances, except Permitted Encumbrances.

        4.6.    Absence of Certain Activities.    Except as set forth on Schedule 4.6, since June 30, 2001, there has not been:

          (a)  any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results or prospects of any of the Companies, or the Business.

          (b)  any waiver by any of the Companies of a valuable right or of a material debt owed to it;

          (c)  any satisfaction or discharge of Encumbrance or payment of any obligation by any of the Companies, except such a satisfaction, discharge or payment made in the Ordinary Course of Business that is not material to the assets, properties, financial condition or operating results of any of the Companies, or the Business;

          (d)  any material change or amendment to a Material Contract (as defined below) or arrangement by which any of the Companies or any of their respective assets or properties is bound or subject, except for changes or amendments which are expressly provided for or disclosed in this Agreement; or

          (e)  any other event or condition of any character which would materially and adversely affect the assets, properties, financial condition or operating results of any of the Companies or the Business.

        4.7.    Certain Actions.    Since June 30, 2001, there has not been any change, effect, event, occurrence, state of facts or development known to any of the Companies that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on any of the Companies, individually, or on the Companies as a whole. Without limiting the generality of the foregoing, except as disclosed in Schedule 4.7:

          (a)  each of the Companies has conducted the Business in the Ordinary Course of Business and consistent with past practice;

          (b)  there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any of the shares of any of the Companies, or any repurchase, redemption or other acquisition by the any of the Companies of any outstanding shares or other equity securities of, or other ownership interests in, any of the Companies, or of any equity securities of the any of the Companies;

          (c)  there has not been any amendment of any provision of the charter, bylaws or other organizational document of any of the Companies, or of any material term of any outstanding security issued by any of the Companies;

          (d)  there has not been any incurrence, assumption or guarantee by any of the Companies of any indebtedness for borrowed money, other than borrowings under existing short-term credit facilities;

          (e)  there has not been any change in any method of accounting or accounting practice by any of the Companies, except for any such change required by reason of a change in GAAP and concurred with by independent public accountants of the applicable Company;

          (f)    None of the Companies has (i) granted any severance or termination pay to any director, officer or employee of any of the Companies, (ii) entered into any employment, deferred compensation or other similar agreement with (or any amendment to any such existing agreement) any director, officer or employee of any of the Companies, (iii) increased the benefits payable under any existing severance or termination pay policies or employment agreements, or (iv) increased the compensation, bonus or other benefits payable to directors, officers or employees of any of the Companies, in each case other than in the Ordinary Course of Business and consistent with past practice;

          (g)  there has been no issuance of equity securities of any of the Companies, other than pursuant to Company Options outstanding as of June 30, 2001;

          (h)  there has not been any acquisition or disposition of assets material to any of the Companies or any acquisition or disposition of capital stock of any third party or any merger or consolidation with any third party, by any of the Companies;

          (i)    none of the Companies has entered into any joint venture, partnership or similar agreement with any third party;

          (j)    none of the Companies has made any loans or advances to any Person, other than ordinary advances to employees for travel expenses; and

          (k)  none of the Companies has authorized or committed or agreed to take any of the actions described in subsections (a) through (k) of this Section 4.7, except as otherwise permitted by this Agreement.

        4.8.    Material Contracts.

          (a)  All agreements, contracts, leases, licenses, instruments, commitments (oral or written), indebtedness (including, without limitation, all evidences of indebtedness owed to any of the Companies by any officer, director or employee of the Companies (collectively the "Employee Loans")), Liabilities and other obligations to which the Companies is a party or by which any of them is bound that (i) are material to the conduct and operations of the Business and their respective properties, (ii) involve the Shareholders or any of the officers, consultants, directors or employees of any of the Companies, (iii) require any of the Companies to provide in-kind consideration or (iv) obligate any of the Companies to develop any product or technology (collectively, the "Material Contracts") are listed in Schedule 4.8 and have been made available for inspection by Purchaser and its counsel. For purposes of this Section 4.8, "material" shall mean either (x) having an aggregate value, cost or amount in excess of $50,000 or (y) having any value, cost or amount and not terminable upon thirty days' or fewer notice.

          (b)  Each Material Contract is in full force and effect, paid currently, and has not been materially impaired by any acts or omissions of any of the Companies. Except for those Material Contracts denoted with an asterisk (*) as set forth on Schedule 4.8, no Material Contract requires the consent of any other contracting party to prevent a breach of, a default under, or a termination, change in the terms or conditions or modification of, any Material Contract as a result of the consummation of the transactions contemplated hereunder. All of the Material Contracts are valid, binding and enforceable in accordance with their terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditors' rights generally and except insofar as the availability of equitable remedies may be limited by applicable law. Each of the Companies has fulfilled, or taken all action reasonably necessary to enable it to fulfill when due, all of its material obligations under each of such Material Contracts. To the Knowledge of the Companies, no party is in material Default under such Material Contracts, no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a Default and no notice of any claim of Default has been given to any of the Companies. None of the Companies is aware of any intent by any party to any Material Contract to terminate or amend the terms thereof or to refuse to renew any such Material Contract upon expiration of its term. None of the Companies is currently paying liquidated damages in lieu of performance under any Material Contract. After the Closing, Purchaser, none of the Companies shall have any continuing liability under any of the contracts terminated pursuant to Section 6.10.

        4.9.    Compliance with Other Instruments.    None of the Companies is in any violation, breach or Default of (a) any term of its Constitution, Certificate of Incorporation, Bylaws or similar organizational documents, (b) in any material respect of any term or provision of any mortgage, indenture, contract, agreement or instrument to which any of the Companies is a party or by which it may be bound or (c) of any provision of any foreign or domestic state or federal judgment, decree, order, statute, rule or regulation applicable to or binding upon such Company, except as set forth on Schedule II hereto. The execution, delivery and performance of and compliance with this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or

Default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a Default under the Constitution, Certificate of Incorporation, Bylaws or similar organizational documents of any of the Companies, or any agreement or contract of any of the Companies, or a violation of any statutes, laws, Regulations or Court Orders, or an event which results in the creation of any Encumbrance upon any of the assets.

        4.10.    Financial Statements.

          (a)  The Australian Company heretofore has delivered to Purchaser true and correct copies of the Financial Statements. The Financial Statements (i) are complete in all material respects, (ii) are in accordance with the books and records of the Australian Company, (iii) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (iv) fairly and accurately present the financial position of the Australian Company as of the respective dates thereof and the results of operations and changes in cash flows for the periods then ended. Specifically, but not by way of limitation, the December 2001 Balance Sheet discloses all of the material debts, Liabilities and obligations of any nature of the Australian Company, whether due or to become due, as of the date thereof to the extent such debts, Liabilities and obligations are required to be disclosed in accordance with GAAP. The Australian Company has good and marketable title to all assets set forth on the December 2001 Balance Sheet, except for such assets as have been spent, sold or transferred in the Ordinary Course of Business since the date thereof.

          (b)  The Net Cash Estimate has been prepared in accordance with books and records of the Companies and shall fairly and accurately presents the Net Cash of the Companies as of the Closing Date.

        4.11.    Liabilities.    Except as disclosed in the unaudited financial statements for the six-month period ended December 31, 2001 (or notes thereto), (a) none of the Companies has incurred any Liabilities of any nature, except (i) Liabilities which (A) are accrued or reserved against in such financial statements or reflected in the respective notes thereto or (B) were incurred after December 31, 2001 in the Ordinary Course of Business and consistent with past practices, (ii) Liabilities that have been discharged or paid in full prior to the date hereof, or (iii) Liabilities that are of a nature not required to be reflected in the consolidated financial statements of the Companies prepared in accordance with GAAP consistently applied; and (b) there is no Liability for Taxes (as defined below) on the profits of any of the Companies.

        4.12.    Taxes.

          (a)    Definitions.    For purposes of this Agreement:

              (i)  the term "Tax" (including with correlative meaning, the terms "Taxes" and "Taxable") means (A) all taxes, duties, charges, levies, GST, imposts, withholdings or charges (including, without limitation, net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, duties, charges, levies, imposts withholdings or charges of any kind whatsoever) whenever and by whatever authority imposed, and whether of the United States, Australia or elsewhere, whether or not any such taxes, duties, charges, levies, imposts or withholdings are directly or primarily chargeable against or to the Companies, together with in any such case any interest, fines, penalties, surcharges and charges incidental or relating to the imposing of any of such Taxes and any additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and

            (ii)  the term "Tax Return" means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

            (iii)  the term "GST" means goods and services tax as defined in A New Tax System (Goods and Services Tax) Act 1999 or any like tax.

            (iv)  the term "Australian Business Number" means 18087091441.

            (v)  the term "Double Taxation Agreement" means any of the Conventions or Agreements contained in a Schedule of the International Tax Agreements Act of 1953 (Commonwealth).

          (b)  The Companies have accurately prepared and timely filed all Tax Returns they are required to have filed. Such Tax Returns are accurate, complete and correct in all material respects and do not contain a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law).

          (c)  The Companies have paid all Taxes they are required to have paid.

          (d)  Except as set forth on Schedule 4.12(d):

              (i)  no claim has been made by any taxing authority in any jurisdiction where the Companies do not file Tax Returns that it is or may be subject to Tax by that jurisdiction; and

            (ii)  no extensions or waivers of statutes of limitations with respect to the Tax Returns have been given by or requested any of the Companies.

          (e)  Schedule 4.12(e) sets forth:

              (i)  the taxable years of the Companies as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

            (ii)  those taxable years for which examinations by taxing authorities are presently being conducted;

            (iii)  those years for which notice of pending or threatened examination or adjustment has been received; and

            (iv)  those years for which required income Tax Returns have not yet been filed.

          (f)    Except to the extent indicated in Schedule 4.12(f), all deficiencies asserted or assessments made against any of the Companies as a result of any examinations by any taxing authority have been fully paid.

          (g)  There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of any of the Companies.

          (h)  None of the Companies is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.

          (i)    None of the Companies is a party to or bound by any closing agreement or offer in compromise with any taxing authority.

          (j)    Except to the extent indicated in Schedule 4.12(j):

              (i)  none of the Companies has ever been members of an affiliated group of corporations, within the meaning of Section 1504 of the Code (or any predecessor provision or comparable provision of state, local or foreign law), or members of combined, consolidated or unitary group for state, local or foreign Tax purposes, other than the group of which one of the Companies is the common parent;

            (ii)  none of the Companies has any liability for Taxes of any person (other than Companies) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign income Tax law), as transferee or successor, by contract, or otherwise;

            (iii)  none of the Companies has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income Tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income Tax law) apply to any disposition of any asset owned by them; and

            (iv)  none of the Companies has been personal holding companies under Section 542 of the Code.

          (k)  None of the Companies has agreed to make, nor are they required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state or foreign tax laws by reason of a change in accounting method or otherwise. The Companies have not taken action that is not in accordance with past practice that could defer a liability for Taxes of the Companies from any taxable period ending on or before the Closing Date to any taxable period ending after such date.

          (l)    None of the Companies are parties to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of the Companies, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

          (m)  Schedule 4.12(m) sets forth all foreign jurisdictions in which each of the Companies are subject to tax, are engaged in business or have a permanent establishment.

          (n)  None of the Companies is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

          (o)  No material election with respect to Taxes of any of the Companies will be made after the date of this Agreement without the prior written consent of Purchaser.

          (p)  None of the income recognized, for federal, state, local or foreign income tax purposes, by the any of Companies during the period commencing on the date hereof and ending on the Closing Date will be derived other than in the Ordinary Course of Business.

          (q)  The provisions for Taxes currently payable on the December 2001 Balance Sheet are at least equal, as of the date thereof, to all unpaid Taxes of the Companies whether or not disputed.

          (r)  In the 24 months preceding the date hereof, the none of the Companies has (i) made any distributions, redemptions or other payments in respect of the shares of its capital stock other than regular and normal distributions consistent with the past practice of such Company, or (ii) disposed of any of its assets other than in the Ordinary Course of Business.

          (s)  None of the Shareholders is a United States person within the meaning of the Code. The U.S. Shares do not constitute real property interests for purposes of the Code.

          (t)    No Tax Liability will be incurred by any of the Companies in connection with the transactions contemplated by this Agreement.

          (u)  The following representations and warranties are given in connection with the Tax laws of Australia:

              (i)  The Australian Company has obtained an Australian Business Number.

            (ii)  The Australian Company has in place all systems necessary to properly administer the payment of GST and the recovery of input tax credits, the issue of tax invoices and adjustment notes and all other functions necessary to properly administer and account for GST.

            (iii)  The Australian Company is registered with the Australian Taxation Office for GST purposes.

            (iv)  All available input tax credits have been obtained by the Australian Company.

            (v)  Full input tax credits are available for GST amounts paid by the Australian Company to third party suppliers in the ordinary course of conduct of business by the Australian Company.

            (vi)  There are no contracts with any customers which will not allow recovery by the Australian Company of GST from that customer.

          (vii)  There are no contracts with any supplier which will require the Australian Company to pay GST.

          (viii)  Since December 31, 2001:

              (1)  no additional liability for Tax has accrued to the Australian Company other than as a result of trading activities in the ordinary course of business; and

              (2)  no payment or expenditure has been made or incurred or committed which will not be wholly deductible in computing the Australian Company's taxable income.

            (ix)  The Australian Company has complied with the provisions of Part IIIAA of the Income Tax Assessment Act 1936 (Cth) and has maintained proper records of franking debits and franking credits for the purposes of that Act.

            (x)  The Australian Company does not have any permanent establishment (as that expression is defined in any relevant Double Taxation Agreement current at the date of this Agreement) outside Australia.

            (xi)  All documents to which the Australian Company is a party or may be interested in the enforcement of, and all transfers of any issued shares (other than as contemplated by this Agreement), have been properly stamped under applicable stamp duty legislation.

        4.13.    Environmental Matters.    During the period that the Companies have owned or leased their properties and facilities, (a) there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities and (b) none of the Companies nor, to the Knowledge of the Companies, any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials. None of the Companies has Knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to any of the Companies having taken possession of any of such properties or facilities. For purposes of this Agreement, the terms "disposal," "release" and "threatened release" shall have the definitions assigned thereto by the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA"). For the purposes of this Section 4.13, "Hazardous Materials" shall mean any hazardous or toxic substance, material or waste which is regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous material," "toxic substance" or "hazardous chemical" under (i) CERCLA; (ii) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; (iii) the U.S. Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; (iv) the U.S. Toxic Substances Control Act, 15

U.S.C. Section 2601 et seq.; (v) the U.S. Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; (vi) regulations promulgated under any of the above statutes or (vii) any applicable state or local statute, ordinance, rule, or Regulation that has a scope or purpose similar to those statutes identified above.

        4.14.    Employee Benefits.

          (a)  Schedule 4.14(a) sets forth the complete and accurate material details of all Relevant Schemes for any of the Companies.

          (b)  None of the Companies has any accrued liability, unfunded or contingent obligations in relation to any Relevant Scheme.

          (c)  Each of the Companies has made all occupational superannuation contributions required under any award or prescribed industrial agreement for its employees and has satisfied all laws. There is no superannuation guarantee charge or liability accrued or payable for any of the employees of any of the Companies.

          (d)  Each Relevant Scheme has at all times been administered under the relevant rules and/or trust document and (in the case of such superannuation schemes) under all requirements which from time to time have needed to be satisfied in order for the Relevant Scheme to qualify for the maximum income tax concessions available to superannuation funds.

          (e)  The Australian Company has provided at least the minimum level of superannuation support prescribed by the Superannuation Guarantee (Administration) Act 1992 for each of its employees.

        4.15.    Compliance with Law.    Each of the Companies and the conduct of the Business has not violated and is in compliance with all material Regulations and all Court Orders relating to the Business or operations of any of the Companies. None of the Companies has received any notice to the effect that, or otherwise been advised that, it is not in compliance with any such Regulations or Court Orders, and none of the Companies knows of any existing circumstances that are likely to result in violations of any of the foregoing.

        4.16.    Permits.    Schedule 4.16 sets forth a complete list of all Permits used in the operation of the Business or otherwise held by any of the Companies in connection with the Business, all of which are as of the date hereof, and all of which will be as of the Closing Date, in full force and effect. Each of the Companies has, and at all times has had, all Permits required under any Regulation in the operation of the Business and own or possess such Permits free and clear of all Encumbrances except Permitted Encumbrances, except such Permits the failure of which to obtain would not have a Material Adverse Effect on any of the Companies, individually, or on the Companies as a whole. None of the Companies is in material Default or has received any notice of any claim of Default, with respect to any such Permit. Except as otherwise governed by law, all such Permits are renewable by their terms or in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be adversely affected by the completion of the transactions contemplated by this Agreement.

        4.17.    Consents and Approvals.    Except as set forth on Schedule 4.17 and except for (i) in connection or in compliance with the provisions of the Securities Act and the Exchange and (ii) in connection with the applicable requirements, if any, of any securities or "blue sky" laws of any state or country other than the federal securities laws of the United States ("Blue Sky Laws"), no consent, approval or authorization of, declaration to, or filing or registration with, any Governmental Authority, or any other Person, is required to be made or obtained by the Companies or any of their Affiliates in connection with the execution, delivery and performance by the Companies of this Agreement and the consummation of the transactions contemplated hereby.

        4.18.    Litigation.    Except as set forth on Schedule 4.18, there is no action, suit, proceeding, claim, arbitration or investigation ("Proceeding") pending (or, to the Knowledge of the Companies, currently threatened) against the any of the Companies, their respective activities, properties or assets or, to the Knowledge of the Companies, against any officer, director or employee of the any of Companies in connection with such officer's, director's or employee's relationship with, or actions taken on behalf of, any of the Companies. To the Knowledge of the Companies, there is no factual or legal basis for any such Proceeding that might result, individually or in the aggregate, in any Material Adverse Effect on any of the Companies, individually, or on the Companies as a whole. None of the Companies is a party to or subject to the provisions of any Court Order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Proceeding by any of the Companies currently pending or which any of the Companies intends to initiate.

        4.19.    Labor Matters.

          (a)  None of the Companies is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Knowledge of the Companies, has sought to represent any of the employees, representatives or agents of any of the Companies.

          (b)  There is no strike or other labor dispute involving any of the Companies pending, or to the Knowledge of the Companies, threatened, which could have a Material Adverse Effect on any of the Companies, individually, or on the Companies as a whole. None of the Companies has, during the two year period prior to the date of this Agreement, received any demand letters, civil rights charges, suits, drafts of suits, administrative or other claims of or from any of its employees that has had or could be reasonably expected to have a Material Adverse Effect on any of the Companies, individually, or on the Companies as a whole.

          (c)  All individuals who are performing consulting or other services for the Companies are or were correctly classified by the Companies as either "independent contractors" or "employees" as the case may be and, at the Closing Date, will qualify for such classification with immaterial exceptions.

          (d)  Schedule 4.19(d) sets forth the names of each of the key, exempt employees (i.e., those employees whose annual cash compensation exceeds $50,000 and who are considered "exempt" from the payment of overtime) of each of the Companies, and also sets forth the base payment made to such key employee each pay period up to and including the date hereof and projections for the current Fiscal Year of other incentive compensation (including bonuses) for each person named therein. Schedule 4.19(d) also lists as of the date hereof the names of all other employees and independent contractors of each of the Companies, the hourly pay rates of compensation and the job titles for all such employees. None of the Companies is aware that any officer or key employee, or that any group of key employees, intends to terminate his or her employment, nor do any of the Companies have a present intention to terminate the employment of any of the foregoing. Schedule 4.19(d) also sets forth all agreements, written or oral, between any of the Companies and any employee of such Company and identifies each such employee whose employment may be terminated on not less than three months notice without compensation (other than statutory redundancy entitlement).

          (e)  To the Knowledge of the Companies, no employee or director of any of the Companies is a party to, or is otherwise bound by, any nondisclosure, confidentiality, noncompetition, proprietary rights, employment, consulting or similar agreement, between such employee or director and any other Person that materially adversely affects or will affect the performance of his or her duties as an employee or director of such Company.

          (f)    Each of the Companies is in compliance in all material respects with all Applicable Laws respecting employment, termination of employment, employment practices, terms and conditions of employment and wages and hours. No changes have been made or agreed to be made to the salary and/or wage terms or benefit terms of any employees of the Companies.

          (g)  Each of the Companies has withheld and reported all amounts required by Applicable Law or agreement to be withheld and reported with respect to wages, salaries and other payments to employees.

          (h)  There are no pending, or to the Knowledge of the Companies, threatened, claims or actions against any of the Companies under any workers' compensation policy or long-term disability policy that has had, or could reasonably be expected to have, a Material Adverse Effect on any of the Companies, individually, or on the Companies as a whole.

        4.20.    Intellectual Property; Software.

          (a)    Certain Definitions.    As used herein, the term "Intellectual Property" means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights and applications (including intent to use applications) to register any of the foregoing (collectively, "Marks"); (ii) patents and patent applications, including continuation, divisional, continuation-in-part, reexamination and reissue patent applications and any patents issuing therefrom, and rights in respect of utility models or industrial designs (collectively, "Patents"); (iii) copyrights and registrations and applications therefor (collectively, "Copyrights"); (iv) know-how, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, technical data, specifications, research and development information, technology and product roadmaps, data bases and other proprietary or confidential information, including customer lists, in each case that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure, but excluding any Copyrights or Patents that cover or protect any of the foregoing (collectively, "Trade Secrets"); (v) mask work and similar rights protecting integrated circuit or chip topographies or designs (collectively, "Mask Works"); and (vi) moral rights, publicity rights and any other proprietary, intellectual or industrial property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights, Trade Secrets or Mask Works.

          (b)    Trademarks.    Schedule 4.20(b) sets forth sets forth an accurate and complete list of all registered and material unregistered Marks owned (in whole or in part) or exclusively licensed by any of the Companies (collectively "Company Marks"), and specifically lists all registrations and applications for registration with all Governmental Authorities that have been obtained or filed with regard to such Marks, identifying for each (i) its registration (as applicable) and application numbers, (ii) whether it is owned by or exclusively licensed to any of the Companies, (iii) its current status and (iv) the class(es) of goods or services to which it relates. All Company Marks registered in the United States, and for which applications to register have been filed in the United States have been continuously used in the form appearing in, and in connection with, the goods and services listed in their respective registration certificates and applications therefor, respectively. There has been no prior use of any material Company Mark by any third party that would confer upon such third party superior rights in such Company Mark. No Company Mark has been or is now involved in any opposition or cancellation proceeding and, to the Knowledge of the Companies, no such action is or has been threatened with respect to any of the Company Marks.

          (c)    Patents.    Schedule 4.20(c) sets forth an accurate and complete list of all Patents in which any of the Companies has an ownership interest or which have been exclusively licensed to any of the Companies (collectively the "Company Patents"), identifying for each of the Patents (i) the patent number and issue date (if issued) or application number and filing date (if not issued), (ii) its title, (iii) the named inventors and (iv) whether it is owned by or exclusively licensed to any of the Companies. Except as may be set forth in Schedule 4.20(c), no Company Patent has been or is now involved in any interference, reissue or reexamination proceeding and, to the Knowledge of the Companies, no such action is or has been threatened with respect to any of the Company Patents and there is no patent of a third party interfering with any Company Patent.

          (d)    Copyrights.    Schedule 4.20(d) sets forth an accurate and complete list of all registered Copyrights owned (in whole or in part) by or exclusively licensed to any of the Companies, and all pending applications for registration of Copyrights filed anywhere in the world that are owned (in whole or in part) by or exclusively licensed to any of the Companies (collectively the "Company Registered Copyrights").

          (e)    Actions to Protect Intellectual Property.    Each of the Companies has taken all reasonable steps in accordance with standard industry practices to protect their respective rights in the Intellectual Property owned or purported to be owned by such Companies and maintain the confidentiality of all of the Trade Secrets of such Companies. Without limiting the foregoing, each of the Companies have and enforce a policy requiring each of the employees, consultants and contractors to enter into proprietary information, confidentiality and assignment agreements substantially in such Company's standard forms (which have previously been provided to Purchaser) and all current and former employees, consultants and contractors of each of the Companies have executed such an agreement. Except as may be set forth in Schedule 4.20(e), none of the Companies has disclosed, nor is any of them under any contractual or other obligation to disclose, to another person any of its Trade Secrets, except pursuant to an enforceable confidentiality agreement or undertaking, and, to the Knowledge of the Companies, no person has materially breached any such agreement or undertaking.

          (f)    Ownership of Intellectual Property.    Except as may be set forth in Schedule 4.20(f), each of the Companies own exclusively all right, title and interest in and to all of the Intellectual Property that is owned or purported to be owned by such Companies, free and clear of any and all liens, encumbrances, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, and none of the Companies has received any notice or claim (whether written, oral or otherwise) challenging ownership of or exclusive rights in any of the Intellectual Property owned (in whole or in part) of such Company or exclusively licensed by such Company or, in the case of owned Intellectual Property, suggesting that any other person has any claim of legal or beneficial ownership with respect thereto, nor to the Knowledge of the Companies is there a reasonable basis for any claim that such Company does not so own or exclusively license any of such Intellectual Property. No current or former officer, director or employee of the Companies has any right, license, claim or interest whatsoever in or with respect to any Intellectual Property owned by any of the Companies or used by any of the Companies in its Business.

          (g)    Validity and Enforceability.    The registered Company Marks, Company Patents and Company Registered Copyrights (collectively, the "Company Registered IP") are valid and enforceable, without any qualification, limitation or restriction thereon or on the use thereof (provided, however, that no representation or warranty is made regarding the validity or enforceability of any patent application), and none of the Companies has received any notice or claim (whether written, oral or otherwise) challenging or questioning the validity or enforceability of any of the Company Registered IP or indicating an intention on the part of any person to bring a claim that any of the Company Registered IP is invalid or unenforceable or has been misused, and, with respect to any issued patents included in the Company Patents, there is no relevant prior art pertaining thereto which any of the Companies has become aware that was not disclosed during the prosecution of the patent application(s) therefor, but which, if disclosed during such prosecution, may have affected such prosecution or the scope of the patent claims ultimately granted in respect thereof.

          (h)    Status and Maintenance of Company Registered IP.    Except as may be set forth in Schedule 4.20(h), (i) none of the Companies has taken any action or failed to take any action (including the manner in which it has conducted the Business, or used or enforced, or failed to use or enforce, any of the Company Registered IP) that would result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP (including, with respect to the Company Patents, failing to disclose any known material prior art in connection with the prosecution of patent applications) and (ii) all Company Registered IP has been registered or obtained in accordance with all applicable legal requirements and are currently in effect and in compliance with all applicable legal requirements (including, in the case of registered Company Marks, the timely post-registration filing of affidavits of use and incontestability and renewal applications). The applicable Companies have timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Company Registered IP.

          (i)    License Agreements.    Schedule 4.20(i) sets forth a complete and accurate list of all agreements granting to the any of the Companies any material right under or with respect to any Intellectual Property other than standard desktop software applications used generally in such Company's operations and that are licensed a license fee of no more than $25,000 pursuant to "shrink wrap" or "click through" licenses (collectively, the "Inbound License Agreements"), indicating for each the title and the parties thereto. Schedule 4.20(i)(1) also sets forth a complete and accurate list the amount of any future royalty, license fee or other payments that may become payable by any of the Companies under each such Inbound License Agreements by reason of the use or exploitation of the Intellectual Property licensed thereunder. The rights licensed under each Inbound License Agreement shall be exercisable by each of the applicable Companies on and after the Closing to the same extent as by such Companies prior to the Closing. No loss or expiration of any material Intellectual Property licensed to any of the Companies under any Inbound License Agreement is pending or reasonably foreseeable or, to the Knowledge of the Companies, threatened. Except as set forth in Schedule 4.20(i)(2), no licensor under any Inbound License Agreement has any ownership or exclusive license rights in or with respect to any improvements made by any of the Companies to the Intellectual Property licensed thereunder. Schedule 4.20(i)(2) sets forth a complete and accurate list of all license agreements under which the any of Companies grants any rights under any Intellectual Property, excluding the terms of use applicable to users of any of the websites of the Companies.

          (j)    Sufficiency of IP Assets.    The Intellectual Property owned by or licensed under the Inbound License Agreements to the Companies constitutes all the material Intellectual Property rights necessary for the conduct of the Business as it is currently conducted and proposed to be conducted.

          (k)    No Infringement by the Companies or Third Parties; No Violations.    None of the products, services (including services offered to any users of the websites of any of the Companies), methods, processes, services, or other technology or materials, or any other Intellectual Property, developed, used, leased, licensed, displayed, published, sold, imported, or otherwise distributed or disposed of, or otherwise commercially exploited by or for any of the Companies, nor any other activities or operations of any of the Companies, infringes upon, misappropriates, violates, dilutes or constitutes the unauthorized use of, any Intellectual Property or personal information of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction, and none of the Companies has received any notice or claim (whether written, oral or otherwise) asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use, unfair competition or trade practices is or may be occurring or has or may have occurred, nor, to the Knowledge of the Companies, is there any reasonable basis therefor. Without limiting the generality of the foregoing, none of the Companies has used or accessed (including by hyperlinks or framing) the content or materials of any third party, including a third party's Internet site, in manner that violates any laws or regulations or misappropriates or infringes the Intellectual Property of such third party. No Intellectual Property owned by or licensed to any of the Companies is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by such Companies or, in the case of any Intellectual Property licensed to others, restricting the sale, transfer, assignment or licensing thereof by such Companies to any person. To the Knowledge of the Companies, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by or exclusively licensed to any of the Companies. No (i) product, technology, service or publication of the any of Companies, (ii) material published or distributed by any of the Companies or (iii) conduct or statement of any of the Companies, constitutes obscenity, defames any person, constitutes false advertising or otherwise violates any law or regulation. Each of the Companies has complied with all material terms of the license agreements applicable to any "freeware" or "shareware" that such Companies have used in the Business.

          (l)    Software.    Schedule 4.20(l) sets forth a complete and accurate list of all of the Software that is owned (in whole or in part) by any of the Companies and that is used or proposed to be used in the Business (collectively, "Company Software"). The Company Software was either (A) developed by employees of one or more of the Companies within the scope of their employment, (B) developed by independent contractors who have expressly assigned their rights to one or more of the Companies pursuant to written agreements or (C) otherwise acquired by one or more of the Companies from a third party pursuant to a written agreement in which the ownership rights therein were expressly assigned to such Companies. The Company Software does not contain any programming code, documentation or other materials that embody or utilize Intellectual Property rights of any person other than the Companies, except for such materials obtained by such Companies from other persons who make such materials generally available to all interested purchasers or end-users on standard commercial terms. No source code of any Company Software has been licensed or otherwise provided to another person other than an escrow agent pursuant to the terms of a source code escrow agreement in customary form and all such source code has been safeguarded and protected as Trade Secrets of any of the Companies. For purposes hereof, "Software" means any and all (1) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (2) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (3) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (4) all documentation, including user manuals and training materials, relating to any of the foregoing.

          (m)    Performance and Documentation of Services and Software.    All Software developed by any of Company and all services provided by any of the Companies to customers in connection with the Business conform to the applicable contractual commitments, documentation and/or user terms (including without limitation any express warranties given by any of the Companies). Each of the Companies has taken all actions customary in the software industry to document the Software and its operation in a clear and professional manner.

          (n)    Disabling Code and Contaminants; Disaster Recovery Plans.    The Company Software is free of any disabling codes or instructions, and any virus or other intentionally created, undocumented contaminant, that may, or may be used to, access, modify, delete, damage or disable any of internal computer systems (including hardware, software, databases and embedded control systems) of the Companies. Each of the Companies has taken all reasonable steps to safeguard such systems and restrict unauthorized access thereto. Each of the Companies has in place appropriate disaster recovery plans, procedures and facilities.

          (o)    Employee Confidentiality Agreements.    To the Knowledge of the Companies, no employee or independent contractor of any of the Companies is obligated under any agreement or subject to any judgment, decree or order of any court or administrative agency, or any other restriction that would or may interfere with such employee or contractor carrying out his or her duties for the any of the Companies or that would conflict with the Business as presently conducted and proposed to be conducted. At no time during the conception of or reduction to practice of any Intellectual Property owned by any of the Companies was any developer, inventor or other contributor to such Intellectual Property operating under any grant from any Governmental Authority or private source, performing research sponsored by any Governmental Authority or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect any of the Companies' rights in such Intellectual Property.

          (p)    Use of User Data.

              (i)  The use, license, sublicense and sale by any of the Companies of any User Data (as defined below) collected from users of any website of such Companies have complied with the published privacy policy of the respective Company in effect at the time such User Data was collected (collectively, the "Privacy Policies").

            (ii)  Each of the Companies has complied, and is now and at all times will be in compliance with all Applicable Laws that relate to or govern the compilation, use and transfer of User Data.

            (iii)  None of the Privacy Policies prohibits the transfer of User Data to Purchaser and its Affiliates pursuant to Purchaser's acquisition of the websites of any of the Companies pursuant to this Agreement.

            (iv)  Except for restrictions disclosed on the respective websites of the Companies as of the date of this Agreement, there shall be no restriction (whether pursuant to the Privacy Policies, Applicable Law or otherwise) on the use by Purchaser or any of its Affiliates of User Data collected by any of the Companies prior to the Closing Date.

            (v)  For purposes hereof, (1) "User Data" means: (w) all data related to impression and click-through activity of users, including user identification and associated activities at a web site as well as pings and activity related to closed loop reporting and all other data associated with a user's behavior on the Internet, (x) all data that contains a Personal Element, (y) known, assumed or inferred information or attributes about a user or identifier, and (z) all derivatives and aggregations of (w), (x) and (y), including user profiles; (2) "Personal Element" means a natural person's full name (or last name if associated with an address), telephone number, email address, Unique Identifying Number, photograph, or any other information, alone or in combination, that allows the identification of a natural person; and (3) "Unique Identifying Number" means an identifier uniquely associated with a person such as a social security number, driver's license number, passport number or customer number, but excluding an identifier which is randomly or otherwise assigned so that it cannot reasonably be used to identify the person.

        4.21.    Transactions with Certain Persons.    Except as set forth Schedule 4.21, no Shareholder and no officer or director of any of the Companies or any Affiliate of any such person has had, either directly or indirectly, a material interest in: (a) any person or entity which purchases from or sells, licenses or furnishes to any of the Companies any goods, property, technology, intellectual or other property rights or (b) any contract or agreement to which any of the Companies is a party or by which it may be bound or affected.

        4.22.    Insurance.    Schedule 4.22 sets forth a complete and correct list of all insurance policies of each of the Companies of any kind currently in force and also sets forth for each insurance policy the type of coverage, the name of the insureds, the insurer, the premium, the expiration date, the deductibles and loss retention amounts and the amounts of coverage. All insurance coverage applicable to the any of the Companies and the Business is in full force and effect, insures the each of Companies in reasonably sufficient amounts against all risks usually insured against by persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located. Except as set forth on Schedule 4.22, none of the Companies has any self-insurance or co-insurance programs, and the reserves set forth on the December 2001 Balance Sheet are adequate to cover all anticipated liabilities with respect to any such self-insurance or co-insurance programs.

        4.23.    Accounts Receivable.    The accounts receivable set forth on the December 2001 Balance Sheet represent bona fide claims of the Australian Company against debtors for products sold or services performed or other charges arising on or before the date hereof. Such accounts receivable are subject to no defenses, counterclaims or rights of setoff and are fully collectible in the Ordinary Course of Business without cost in collection efforts therefor, except to the extent of the appropriate reserves for bad debts on accounts receivable as set forth on the December 2001 Balance Sheet and, in the case of accounts receivable arising since December 2001, to the extent of a reasonable reserve rate for bad debts on accounts receivable which is not greater than the rate reflected by the reserve for bad debts on the December 2001 Balance Sheet.

        4.24.    Certain Business Practices.    None of the directors, officers, agents or employees of any of the Companies or any of their affiliates has, in each case in connection with the Business, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses, including without limitation, expenses related to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, made any bribes or kickback payments or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any unlawful payment, bribe or kickback payment contrary to any law of the Commonwealth of Australia or any State of Australia or (c) made any other unlawful payment.

        4.25.    No Brokers.    Except as set forth on Schedule 4.25, none of Companies or any of their respective officers, directors or employees, or any of the Shareholders has entered into nor will enter into any contract, agreement, arrangement or understanding with any broker, finder or similar agent or any Person which will result in the obligation of Purchaser, any of the Companies, the Shareholders or any of their respective Affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

        4.26.    Books and Records.    The Companies have made and kept (and given Purchaser access to) its true, correct and complete books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Companies. The minute books of the Companies previously made available to Parent and/or Purchaser accurately and adequately reflect in all material respects all action previously taken by the Shareholders, board of directors and committees of the board of directors of the Companies. The copies of the stock book records of the Companies previously made available to Parent and/or Purchaser are true, correct and complete, and accurately reflect all transactions effected in the stock of the Companies through and including the date hereof.

        4.27.    Bank Accounts.    Schedule 4.27 contains a true, correct and complete list of all bank accounts maintained by any of the Companies, including each account number and the name and address of each bank and the name of each person who has signature power with respect to each such account.

        4.28.    Authorization by Shareholders.    Each Shareholder has all requisite power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement and the Ancillary Agreements to which he, she or it is a party, to consummate the transactions contemplated hereby and thereby and to perform his, her or its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by each Shareholder and is, and, upon execution and delivery of the Ancillary Agreements to which such Shareholder is a party, this Agreement, and the Ancillary Agreements to which such Shareholder is party, will be, the legal, valid and binding obligations of such Shareholder, enforceable against him, her or it in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law.

        4.29.    Title to Shares.    Each Shareholder has legal and valid title to the Shares held by such Shareholder, free and clear of any and all Encumbrances of any kind or nature whatsoever, other than Encumbrances created by the respective Companies.

        4.30.    Restricted Parent Shares.

          (a)  Each Company Shareholder understands that each certificate representing the Parent Shares and any other securities issued in respect of the Parent Shares upon any stock split, stock dividend, recapitalization, merger or similar event shall be stamped or otherwise imprinted with a legend substantially in the following form:

    THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THAT CERTAIN SHARE PURCHASE AGREEMENT, DATED AS OF MARCH 23, 2002, BY AND BETWEEN TICKETMASTER, ELICIA ACQUISITION CORP., SOULMATES TECHNOLOGY PTY LTD, THE SHAREHOLDERS OF SOULMATES TECHNOLOGY PTY LTD, SOULMATES INTERNATIONAL, INC., THE SHAREHOLDERS OF SOULMATES INTERNATIONAL, INC., SOULMATES (NZ) LIMITED AND THE SHAREHOLDERS OF SOULMATES (NZ) LIMITED AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

          (b)  Each Company Shareholder understands that certain of the Parent Shares, if any, issued to such Company Shareholder by virtue of this Agreement will be subject to Lock-up agreements (as defined in Section 6.9) and must be held pursuant to the provisions of Section 6.9. It is understood by each such Company Shareholder that each certificate representing the Parent Shares that are subject to such Lock-up agreements, and any other securities issued in respect of such Parent Shares upon any stock split, stock dividend, recapitalization, merger or similar event, shall be stamped or otherwise imprinted with a legend substantially in the following form:

    THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE PURSUANT TO LOCK-UP AGREEMENTS AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THAT CERTAIN SHARE PURCHASE AGREEMENT, DATED AS OF MARCH 23, 2002, BY AND BETWEEN TICKETMASTER, ELICIA ACQUISITION CORP., SOULMATES TECHNOLOGY PTY LTD, THE SHAREHOLDERS OF SOULMATES TECHNOLOGY PTY LTD, SOULMATES INTERNATIONAL, INC., THE SHAREHOLDERS OF SOULMATES INTERNATIONAL, INC., SOULMATES (NZ) LIMITED AND THE SHAREHOLDERS OF SOULMATES (NZ) LIMITED.

          (c)  Each Founding Shareholder understands that each certificate representing Escrow Shares, and any other securities issued in respect of the Escrow Shares upon any stock split, stock dividend, recapitalization, merger or similar event, shall also be stamped or otherwise imprinted with a legend substantially in one following forms:

    THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE WITH RESPECT TO ESCROW OBLIGATIONS AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THAT CERTAIN SHARE PURCHASE AGREEMENT, DATED AS OF MARCH 23, 2002, BY AND BETWEEN TICKETMASTER, ELICIA ACQUISITION CORP., SOULMATES TECHNOLOGY PTY LTD, THE SHAREHOLDERS OF SOULMATES TECHNOLOGY PTY LTD, SOULMATES INTERNATIONAL, INC., THE SHAREHOLDERS OF SOULMATES INTERNATIONAL, INC., SOULMATES (NZ) LIMITED AND THE FOUNDING SHAREHOLDERS OF SOULMATES (NZ) LIMITED AND IN CONNECTION WITH THAT CERTAIN ESCROW AGREEMENT, DATED AS OF MARCH    , 2002, BY AND AMONG TICKETMASTER, SOULMATES TECHNOLOGY PTY LTD, THE FOUNDING SHAREHOLDERS OF SOULMATES TECHNOLOGY PTY LTD, AND NATIONAL AUSTRALIAN TRUSTEES LIMITED (ACN 007 350 405), AS ESCROW AGENT;

          (d)  The legends set forth above shall be removed by Parent upon request to do so from the holder thereof within ten Business Days from any certificate evidencing Parent Shares (i) with respect to referenced in Section 4.30(a), upon the transfer of such Parent Shares in accordance with the Registration Statement or pursuant to an opinion of counsel, as reasonably requested by Parent, that such Parent Shares may be transferred in reliance upon an exemption from the Securities Act, (ii) with respect to the legend referenced in Section 4.30(b), upon transfer of such Parent Shares subsequent to the expiration of the applicable Lock-up Period (as defined in Section 6.9) and/or (ii) with respect to the legends referenced in Section 4.30(c), upon the release of such shares from the Escrow Account.

        4.31    Representations Regarding Parent Shares.    Each of the Company Shareholders, severally, but not jointly, makes the representations contained in such Company Shareholder's Shareholder Representation Letter delivered to Parent concurrently herewith. Each Company Shareholder hereby consents to the incorporation herein of all representations contained in such Company Shareholder's Shareholder Representation Letter.

        4.32    Proceedings Regarding Shareholders.    There is no Proceeding pending against, or to any Shareholder's knowledge, currently threatened against or affecting, any Shareholder before any court or arbitrator or any governmental body, agency or official that challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

        4.33.    Foreign Companies.

          (a)  Each of the U.S. Shareholders, the N.Z. Shareholders and the Australian Company represents with respect to the U.S. Company, the N.Z. Company and the U.K. Company, respectively, that (i) except as set forth on Schedule 4.33, none of the Foreign Companies has any operations, any employees, any benefit plans related to any employees or any assets and (ii) none of the Foreign Companies has any accounts receivable, any accounts payable or any Debt.

          (b)  Each of the Shareholders represents to the best of his, her or its knowledge that there are no Sister Companies to the Australian Company, other than the Foreign Companies.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES
OF PARENT AND PURCHASER

        Parent and Purchaser hereby represent and warrant to each of the Companies and the Shareholders as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

        5.1.    Organization of Parent and Purchaser.    Each of Parent and Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full power and authority to conduct its business as it is presently being conducted, to own or lease, as applicable, its assets, and to perform all its obligations under its contracts. Each of Parent and Purchaser is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Parent or Purchaser, as the case may be.

        5.2.    Authorization.    Each of Parent and Purchaser has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby and thereby have been duly approved by the boards of directors of each of Parent and Purchaser, respectively. No other proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of Parent and Purchaser and is, and upon execution and delivery the Ancillary Agreements will be, a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with their respective terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law

        5.3.    Compliance with Other Instruments.    None of Parent or Purchaser is in any violation, breach or default of any term of its Certificate of Incorporation or Bylaws or in any material respect of any term or provision of any mortgage, indenture, contract, agreement or instrument to which Parent or Purchaser is a party or by which it may be bound, or of any provision of any foreign or domestic state or federal judgment, decree, order, statute, rule or regulation applicable to or binding upon Parent or Purchaser. The execution, delivery and performance of and compliance with this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under Parent's or Purchaser's Certificate of Incorporation or Bylaws, or any agreement or contract to which Parent or Purchaser is party, or, to the best of Parent's knowledge, a violation of any statutes, laws, Regulations or Court Orders, or an event which results in the creation of any Encumbrance upon any of the assets of Parent or Purchaser.

        5.4.    Consents and Approvals.    Except for (i) in connection or in compliance with the provisions of the Securities Act and the Exchange Act, (ii) in connection with the applicable requirements, if any, of any Blue Sky Laws, no consent, approval or authorization of, declaration to, or filing or registration with, any Governmental Authority, or any other Person, is required to be made or obtained by Parent or Purchaser in connection with the execution, delivery and performance by Parent or Purchaser of this Agreement and the consummation of the transactions contemplated hereby.

        5.5.    SEC Documents and Other Reports.    Parent has filed all required documents with the SEC since January 1, 2000 (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        5.6.    Parent Shares.    All of the Parent Shares, if any, issuable in exchange for Shares at the Closing Date in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights created by statute, Parent's Certificate of Incorporation or Bylaws or any agreement to which Parent is a party or by which Parent is bound and will, when issued, or exempt from registration under applicable Blue Sky laws.

        5.7.    Litigation.    There is no Proceeding pending, or to the knowledge of Parent or Purchaser, threatened or anticipated against or affecting Parent or Purchaser which has or might be reasonably expected to have a Material Adverse Effect on the ability of Parent or Purchaser to perform any of its obligations hereunder or on the consummation of the transactions contemplated by this Agreement.

        5.8.    No Brokers.    Neither of Parent or Purchaser nor any of their respective Representatives or Affiliates has entered into nor will enter into any contract, agreement, arrangement or understanding with any broker, finder or similar agent or any Person which will result in the obligation of the Companies or the Shareholders to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

        5.9.    Financial Statements.    The consolidated financial statements (including, in each case, any notes thereto) of Parent included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles (except, in the case of the unaudited statements, to the extent permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

        5.10.    Conduct of Business.    From September 30, 2001 to the date hereof, no event or events have occurred that, to Parent's knowledge, have had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

        5.11.    Liabilities.    Except as fully reflected or reserved against in the Financial Statements included in Parent's Quarterly Report on Form 10-Q for the period ended September 30, 2001, through the date hereof, neither Parent nor any of its Subsidiaries has incurred any Liabilities of any nature whatsoever (absolute, accrued, fixed, contingent or otherwise), other than Liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2001 and Liabilities which have not had and would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

        5.12.    Information.    No document, exhibit, certificate or schedule heretofore furnished to the Shareholders in connection with the transactions contemplated hereby contains any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

ARTICLE VI.

COVENANTS OF ALL PARTIES

        Each of the Companies, the Shareholders, Parent and Purchaser covenant and agrees as follows:

        6.1.    Conduct of Business.    From the date hereof through the Closing, the Companies shall, and the Shareholders shall cause the Companies to, carry on the operation of the Business in the Ordinary Course and substantially in accordance with past practice and will use its reasonable best efforts not to take any action inconsistent with this Agreement. Except as contemplated hereby or as may be incidental to or in furtherance of the transactions contemplated hereby or as may have been set forth herein or in the Schedules hereto, the Companies shall, and the Shareholders shall cause the Companies to, use their best efforts to maintain the present character and quality of the Business, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees. Without limiting the generality of the foregoing, unless consented to by Purchaser in writing (which consent shall not be unreasonably withheld) and except as specifically contemplated by this Agreement, none of the Companies shall:

          (a)  incur any indebtedness for borrowed or purchase money or letters of credit, or assume, guarantee, endorse (other than endorsements for deposit or collection in the Ordinary Course of Business), or otherwise become responsible for obligations of any other Person except in the Ordinary Course of Business;

          (b)  issue any equity securities, other than pursuant to the exercise of Company Options outstanding as of June 30, 2001;

          (c)  declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of any of the Companies, or repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other equity securities of, or other ownership interests in, any of the Companies;

          (d)  amend any provision of its Constitution, Certificate of Incorporation, Bylaws or similar organizational documents;

          (e)  mortgage, pledge or otherwise encumber any of its assets or sell, transfer or otherwise dispose of any of its assets except in the Ordinary Course of Business;

          (f)    make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other Person, except in the Ordinary Course of Business;

          (g)  terminate any Material Contract or make any material change in any Material Contract;

          (h)  make any change in any method of accounting or accounting practice;

          (i)    with respect to the Business, other than in the Ordinary Course of Business, (i) enter into or renew any employment contract, (ii) pay or agree to pay any compensation to or for any employee, Shareholder, officer or director of any of the Companies other than in the Ordinary Course of Business and in the amounts and manner as such compensation has been paid by such Companies in the past, (iii) pay or agree to pay any bonus, incentive compensation, service award or other like benefit or (iv) enter into or renew any employee welfare, pension, retirement, profit-sharing or similar payment or arrangement;

          (j)    enter into any agreement or make any commitment or offer with respect to the Business other than in the Ordinary Course of Business for the transfer of cash at rates and other terms consistent with past practice;

          (k)  enter into or renew any contract with respect to the Business having an aggregate value, cost or amount in excess of $10,000;

          (l)    make or change any election in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

          (m)  do any other act which would cause any representation or warranty of any of the Companies in this Agreement to be or become untrue in any material respect or that is not in the Ordinary Course of Business consistent with past practice.

        6.2.    Registration Statement.

          (a)  Parent shall promptly prepare at its sole expense, with the cooperation of the Company Shareholders with respect to information relating to the Company Shareholders or their sale of Parent Shares, and Parent at its sole expense shall file with the SEC within thirty (30) days of the Closing, a Registration Statement on Form S-3 or other appropriate short-form registration statement (the "Registration Statement") under the Securities Act, with respect to the Parent Shares, provided, however, that Parent shall not be responsible for expenses incurred by the Company Shareholders in connection with their review of the Registration Statement, including, but not limited to any legal frees or fees of other advisors incurred in connection with such review.

          (b)  Parent, with the cooperation of the Company Shareholders with respect to information relating to the Company Shareholders or their sale of such Parent Shares, shall cause the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. Parent shall use commercially reasonable efforts, and the Company Shareholders will cooperate with Parent, to have the Registration Statement declared effective by the SEC as soon as possible after filing with the SEC. Parent shall use its commercially reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the sale of such Parent Shares by the Company Shareholders and will pay all expenses incident thereto.

          (c)  Parent agrees that the Registration Statement, and each amendment or supplement thereto at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and indemnifies and holds harmless the Company Shareholders with respect to any breach of the foregoing; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Parent in reliance upon and in conformity with written information concerning the Company Shareholders furnished to Parent by the Company Shareholders specifically for use in the Registration Statement or any amendment thereto, and the Company Shareholders and their counsel have been given reasonable opportunity to review the Registration Statement or any amendment thereto prior to filing.

          (d)  Parent shall advise the Company Shareholders, promptly after it receives notice thereof, of the time when the Registration Statement has become effective. Parent shall cause the Registration Statement to remain effective until the earlier of (1) the date at which all of the Parent Shares have been sold by the Company Shareholders or (2) twelve months following the Registration Date (the "Effective Period"). Parent at its expense shall provide the Company Shareholders with such number of copies of the Registration Statement and any amendments thereto as any Company Shareholder may reasonably request from time to time.

          (e)  The Company Shareholders agree that (A) the written information provided by each of them for inclusion in the Registration Statement and each amendment or supplement thereto at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (B) such Company Shareholders, upon notification from Parent, shall not use the Registration Statement to effect sales of Parent Shares for any reasonable time period during which Parent is amending the Registration Statement to reflect material developments, as specified in the notice from Parent.

          (f)    With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Parent Shares to the public without registration, or pursuant to a registration on Form S-3, for a period of two (2) years following the Closing Date, Parent agrees to use its reasonable best efforts to:

              (i)  Make and keep public information available, as those terms are understood and defined in Rule 144 promulgated under the Securities Act, at all times after the share purchase;

            (ii)  File with the SEC in a timely manner all reports and other documents required of Parent under the Securities Act and the Exchange Act; and

            (iii)  So long as a Company Shareholder or its assignee or transferee who is identified to Parent in writing ("Holder") owns any Parent Shares, and Parent has been notified of the name, address and holdings of such Holder, to furnish to that Holder forthwith upon request a written statement by Parent as to its compliance with the reporting requirements of said Rule 144, and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of Parent, and such other reports and documents of Parent as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any such Parent Shares without registration.

        (g)    (i)  To the extent permitted by law, Parent will indemnify and hold harmless each Company Shareholder, any underwriter (as defined in the Securities Act) for such Company Shareholder, its officers, directors, shareholders or partners and each person, if any, who controls such Company Shareholder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations with respect to the Registration Statement (collectively, a "Violation"): (A) any untrue statement or alleged untrue statement of a material fact, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (B) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading or (C) any violation or alleged violation by Parent of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and Parent will pay to each such Company Shareholder (and its officers, directors, stockholders or partners), underwriter or controlling person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 6.2(g)(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of Parent; nor shall Parent be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon (1) a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in the Registration Statement by any such Company Shareholder or (2) a Violation that would not have occurred if such Company Shareholder had delivered to the Parent the version of the prospectus most recently made available by Parent to the Company Shareholder as of the date of such sale.

            (ii)  To the extent permitted by law, each Company Shareholder, severally and not jointly, will indemnify and hold harmless Parent, each of its directors, each of its officers who has signed the Registration Statement, each person, if any, who controls Parent within the meaning of the Securities Act, any underwriter, any other Company Shareholder selling securities pursuant to the Registration Statement and any controlling person of any such underwriter or other Company Shareholder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation (which includes without limitation the failure of the Company Shareholder to comply with the prospectus delivery requirements under the Securities Act, and the failure of the Company Shareholder to deliver the most current prospectus made available by Parent prior to such sale), in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Company Shareholder expressly for use in the Registration Statement or such Violation is caused by the Company Shareholder's failure to deliver the most current version of the prospectus (or amendment or supplement thereto) that had been made available to the Company Shareholder by Parent; and each such Company Shareholder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 6.2(g)(ii) in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 6.2(g)(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company Shareholder. The aggregate indemnification and contribution liability of each shareholder under this Section 6.2(g)(ii) shall not exceed the net proceeds received by such Company Shareholder in connection with sale of shares pursuant to the Registration Statement.

            (iii)  Each Person entitled to indemnification under this Section 6.2(g) (for purposes of this Section 6.2(g), the "Registration Indemnified Party") shall give notice to the party required to provide indemnification (the "Registration Indemnifying Party") promptly after such Registration Indemnified Party has actual knowledge of any claim as to which indemnity may be sought and shall permit the Registration Indemnifying Party to assume the defense of any such claim and any litigation resulting therefrom; provided, that counsel for the Registration Indemnifying Party who conducts the defense of such claim or any litigation resulting therefrom shall be approved by the Registration Indemnified Party (whose approval shall not unreasonably be withheld), and the Registration Indemnified Party may participate in such defense at such party's expense; provided further, that the failure of any Registration Indemnified Party to give notice as provided herein shall not relieve the Registration Indemnifying Party of its obligations under this Section 6.2(g) unless the Registration Indemnifying Party is materially prejudiced thereby. No Registration Indemnifying Party, in the defense of any such claim or litigation, shall (except with the consent of each Registration Indemnified Party) consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Registration Indemnified Party of a release from all liability in respect to such claim or litigation. Each Registration Indemnified Party shall furnish such information regarding itself or the claim in question as a Registration Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

            (iv)  To the extent that the indemnification provided for in this Section 6.2(g) is held by a court of competent jurisdiction to be unavailable to a Registration Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Registration Indemnifying Party, in lieu of indemnifying such Registration Indemnified Party hereunder, shall contribute to the amount paid or payable by such Registration Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Registration Indemnifying Party on the one hand and of the Registration Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Registration Indemnifying Party and of the Registration Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Registration Indemnifying Party or by the Registration Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

        6.3.    Investigation by Purchaser.

          (a)  Between the date hereof and the Closing Date, each of the Companies will give Purchaser and its authorized representatives reasonable access during normal business hours to all employees, plants, offices, warehouses and other facilities, to all books and records and all personnel files of current employees of each of the Companies as Purchaser may reasonably require, and will cause its officers to furnish Purchaser with such financial and operating data and other information with respect to the Business and properties of each of the Companies as Purchaser may from time to time reasonably request. Between the date hereof and the Closing Date, Purchaser shall make available to the Companies, as reasonably requested by the Companies, a designated officer of Purchaser to answer questions and make available such information regarding Purchaser and its Subsidiaries as is reasonably requested by the Companies taking into account the nature of the transactions contemplated by this Agreement.

          (b)  Between the date hereof and the Closing Date, the Companies shall furnish to Purchaser (i) within two (2) Business Days following preparation thereof (and in any event within twenty (20) Business Days after the end of each month) an unaudited consolidated balance sheet as of the end of such month and the related statements of earnings, shareholders' equity (deficit) and cash flows, (ii) within two (2) Business Days following preparation thereof (and in any event within twenty (20) Business Days after the end of each fiscal quarter) an unaudited consolidated balance sheet as of the end of such quarter and the related statements of earnings, shareholders' equity (deficit) and cash flows for the quarter then ended, with condensed notes to such financial statements, and (iii) within two (2) Business Days following preparation thereof (and in any event within ninety (90) calendar days after the end of each fiscal year) an audited consolidated balance sheet as of the end of such year and the related statements of earnings, shareholders' equity (deficit) and cash flows, all of such financial statements referred to in clauses (i), (ii) and (iii) to prepared in accordance with GAAP in conformity with the practices consistently applied by the Companies with respect to such financial statements. All the foregoing shall be in accordance with the books and records of the Companies and shall fairly present any of the Companies' consolidated financial position (taking into account the differences between the monthly, quarterly and annual financial statements prepared by any of the Companies in conformity with its past practices) as of the last day of the period then ended.

        6.4.    Certain Filings; Reasonable Efforts.    Subject to the terms and conditions herein, each of the parties hereto agrees to use all reasonable efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to do the following: (i) cooperate in the preparation and filing of the Registration Statement and any amendments thereto and any filings required under similar merger notification laws or regulations of foreign Governmental Authorities; (ii) obtain consents of all third parties and Governmental Authorities necessary, proper, advisable or reasonably requested by Purchaser or the Companies, for the consummation of the transactions hereby; (iii) contest any legal proceeding relating to the transactions contemplated by hereby; and (iv) execute any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, Parent and Purchaser agree to use all reasonable efforts to cause the Closing Date to occur as soon as practicable. Each of the Companies and each of the Shareholders agree to use all reasonable efforts to encourage the employees of the Companies to accept any offers of employment extended by the Australian Company from and after the Closing Date. If at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement the proper officers and directors of each party hereto shall take all such necessary action.

        6.5.    Other Agreements.    In connection with the transactions contemplated hereby, (a) the Australian Company will enter into an Employment Agreement with each of the Executives, which shall be in the form attached hereto as Exhibit A and (b) Parent and the Australian Company will enter into a Non-Competition Agreement with each of the individuals listed on Schedule 6.5, which shall be in the form attached hereto as Exhibit C.

        6.6.    Notification of Certain Matters.

          (a)  The Companies shall give prompt notice to Purchaser of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of any of the Shareholders or the Companies contained in this Agreement or in any Ancillary Agreement, exhibit or schedule to be untrue or inaccurate in any material respect and (ii) any material failure of any of the Shareholders, the Companies or any of their Affiliates to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any Ancillary Agreement, exhibit or schedule; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. The Companies shall promptly notify Purchaser of the threat or commencement of any Action, or any development that occurs before the Closing that could in any way result in a Material Adverse Effect on any of the Companies, individually, or on the Companies as a whole.

          (b)  Parent and/or Purchaser shall give prompt notice to Companies of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of Parent or Purchaser contained in this Agreement or in any Ancillary Agreement, exhibit or schedule to be untrue or inaccurate in any material respect and (ii) any material failure of Parent or Purchaser or any of their respective Affiliates or Representatives, as applicable, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any Ancillary Agreement, exhibit or schedule; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition.

        6.7    Employee Matters.

          (a)  Except for the Executives, who will enter into Employment Agreements in the form attached as Exhibit A hereto, Parent intends to continue the employment by the Australian Company of all employees of the Companies on an at-will basis at the Closing at compensation levels at least equal to those such employees received from the Companies prior to the Closing; provided that Parent will be free to manage, in its sole discretion, the headcount of the Companies and its business units after the Closing. The Companies and the Shareholders shall each use their best efforts to assist the Companies in continuing the employment of such employees of the Companies after the Closing. In addition, in accordance with Parent's normal compensation and review process, all employees of the Companies will receive annual salary adjustments and certain employees will receive Parent share option awards commensurate with other employees of Parent in the same general positions and geographic locations.

          (b)  The Companies shall cause each officer, director or employee of such Companies who has an Employee Loan outstanding to repay such Employee Loan in full prior to the Closing Date.

        6.8.    Confidentiality; Public Announcements.    The parties hereto shall use their best efforts to keep this Agreement and the execution and terms hereof confidential, and shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby. The parties may, however, disclose such matters to its directors, officers, executive employees and professional advisors and those of prospective financing sources to such extent as may be reasonable for the negotiation, execution and consummation of this Agreement. Each party shall keep confidential all information concerning the other obtained pursuant to this Agreement and shall not use such information except in connection with the transactions set forth herein. If for any reason such transactions shall not be consummated, each party will return all such information (including all copies thereof) regarding the other, to the other party. The foregoing obligations of confidentiality in this Section 6.8 do not pertain to the disclosure of information which is available publicly, is required to be disclosed by any court or any party discloses, upon advice of counsel, in order to comply with applicable law. The parties hereto recognize and agree that in the event of a breach by a party of this section, money damages would not be an adequate remedy to the injured party for such breach and, even if money damages were adequate, it would be impossible to ascertain or measure with any degree of accuracy the damages sustained by such injured party therefrom. Accordingly, if there should be a breach or threatened breach by a party of the provisions of this section, the injured party shall be entitled to an injunction restraining the breaching party from any breach without showing or proving actual damage sustained by the injured party. Nothing in the preceding sentence shall limit or otherwise affect any remedies that a party may otherwise have under applicable law.

        6.9.    Restrictions on Transfer.    Unless Purchaser elects to pay the Aggregate Company Consideration entirely in cash, certain of the Parent Shares paid to the Company Shareholders pursuant to Article II shall be subject to lock-up agreements as provided in this Section 6.9 (each, a "Lock-up"). Each of the Company Shareholders agrees that (x) 40% of the Parent Shares received by such Shareholder shall not be subject to any Lock-up and (y) that he, she or it will not offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to (collectively, a "Disposition") the remaining Parent Shares received by such Shareholder for a period commencing on the Closing Date and continuing until (a) with respect to 30% of such Shareholder's Parent Shares, the six-month anniversary of the Closing Date and (b) with respect to the remaining 30% of such Shareholder's Parent Shares, the twelve-month anniversary of the Closing Date (each of the periods referenced in the foregoing clauses (a) and (b) being a "Lock-up Period"). Purchaser and each of the Founding Shareholders agree that any Parent Shares included in the Escrow Amount shall be subject to the Lock-up Periods having the latest expiration dates, allocated in accordance with the percentages set forth in the immediately preceding sentence. Each of the Company Shareholders consents to the entry of stop transfer instructions by Parent's transfer agent and registrar prohibiting the transfer of any Parent Shares subject to a Lock-up except in compliance with the foregoing restrictions. Each certificate representing Parent Shares subject to a Lock-up and any other securities issued in respect of such Parent Shares upon any stock split, stock dividend, recapitalization, merger or similar event shall be stamped or otherwise imprinted with a legend as provided in Section 4.30.

        6.10.    Existing Agreements.    The applicable Company shall take such action as may be necessary to terminate the agreements set forth on Schedule 6.10 prior to the Closing Date, including, without limitation, all actions necessary to merge, freeze or terminate all compensation and benefit plans as of the Closing Date.

        6.11    Company Options.    Prior to the Closing Date, the Australian Company shall take all actions necessary to cause the Company Options to be cashed out and terminated at the Closing as contemplated by Section 2.8.

        6.12    Release by Shareholders.

          (a)  Each of the Shareholders finally and forever releases Parent, Purchaser and the Companies, and their respective successors, assigns, officers, directors, agents, servants, employees and all Affiliates and Subsidiaries, past and present, of Parent, Purchaser and the Companies, from all agreements, commitments, indebtedness, obligations and claims existing as of the date hereof or which, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date hereof, may exist after the date hereof, except to the extent such agreements, commitments, indebtedness, obligations and claims are contemplated by this Agreement. In addition, each of the Shareholders hereby acknowledges and agrees that this release extends to all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected, except to the extent such claims are contemplated by the Agreement. Each of the Shareholders acknowledges his, her or its understanding that the facts in respect of which this release is given may hereafter be determined to be other than or different from the facts now known or believed by such Shareholder, and each of the Shareholders hereby accepts and assumes the risks of the facts being different and agrees that this release shall be and remain, in all respects, effective and not subject to termination or rescission by reason of any such difference in facts. Specifically, each Shareholder hereby expressly waives any and all rights under Section 1542 of the California Civil Code, which reads in full as follows:

    Section 1542. General Release. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

  Each Shareholder acknowledges that he, she or it has separately bargained for the foregoing waiver of Section 1542. The parties hereto intend that the provisions regarding the claims released herein be construed as broadly as possible, and incorporate herein similar federal, state or other laws, all of which are similarly waived by each Shareholder.

          (b)  Each of the Shareholders covenants and agrees to waive and release the right to receive any and all amounts due to such Shareholders pursuant to Liabilities of the Companies by reason of any agreement between any of the Companies and such Shareholders on or before the Closing Date or otherwise. Each of the Shareholders shall have caused all indebtedness owed to any of the Companies by such Shareholder or any Affiliate of such Shareholder to be paid in full prior to the Closing. In addition, each of the Shareholders covenants and agrees to take any and all actions as may be necessary to effect the release of indebtedness contemplated hereby, in form reasonably satisfactory to Purchaser.

          (c)  Each of the Shareholders hereby acknowledges that, as of the Closing Date, such Shareholder will have no ongoing interest in the Companies, financial or otherwise, by reason of ownership of the capital stock of the Companies or otherwise.

          (d)  Each of the Shareholders hereby releases the Companies from any claim that the allocation of the Aggregate Consideration between the Company Shareholders, the U.S. Shareholders and the N.Z. Shareholders is unfair.

          (e)  Each of the Company Shareholders hereby releases the Australian Company from any claim that such Company Shareholder may have under the Shareholders Agreement with respect to any sale, purchase or other transfer or disposition of any Company Shares by the Australian Company or any of the Company Shareholders.

        6.13.    Additions to and Modification of Schedules.    Concurrently with the execution and delivery of this Agreement, the Companies have delivered disclosure Schedules that include all of the information required by the relevant provisions of this Agreement. In addition, the Companies shall deliver to Purchaser such additions to or modifications of any Sections of such disclosure Schedules necessary to make the information set forth therein true, accurate and complete in all material respects as soon as practicable after such information is available to the Companies after the date of execution and delivery of this Agreement; provided, however, that such disclosure shall not be deemed to constitute an exception to its representations and warranties under Article IV, nor limit the rights and remedies of Purchaser under this Agreement for any breach by any of the Companies of such representation and warranties.

        6.14.    Stamp Transfers.    The Company Shareholders shall promptly after the date of this Agreement lodge with the New South Wales Office of State Revenue (the "OSR") any share transfer executed before the date of this Agreement in respect of any shares in the Australian Company in relation to which stamp duty under the Duties Act 1997 (NSW) has not been paid ("Unstamped Transfers"). The Company Shareholders shall use their best efforts to procure the payment to the OSR of any stamp duty (including interest, fines and penalties) assessed by the OSR in relation to the Unstamped Transfers and to procure the stamping of the Unstamped Transfers by the OSR. The Company Shareholders shall ensure that the Unstamped Transfers are stamped prior to the passing of the resolutions referred to in Section 3.2(c).

        6.15    Subscription Shares.    For a period of twelve months following the date of Closing, Ticketmaster shall not make an offer in relation to the Subscription Shares for purposes of Chapter 6(d) of the Corporations Act 2001

ARTICLE VII.

CONDITIONS TO OBLIGATIONS

        7.1.    Conditions to Each Party's Obligations.    The respective obligations of each party hereto to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

          (a)  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States federal or state court or United States federal or state Governmental Entity that prohibits, restrains, enjoins or restricts the consummation of the transactions contemplated hereby.

          (b)  Any waiting period applicable to the transactions contemplated hereby under any other foreign, federal, or state antitrust, competition, or fair trade law shall have terminated or expired.

          (c)  Any governmental or regulatory notices, approvals or other requirements necessary to consummate the transactions contemplated hereby and to operate the business of the Companies after the Closing Date in all material respects as it was operated prior thereto shall have been given, obtained or complied with, as applicable.

        7.2.    Conditions to the Obligation of the Companies and the Shareholders.    The obligation of the Companies and the Shareholders to consummate the transactions provided for hereby shall be further subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Australian Company:

          (a)  All representations and warranties of Parent and Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Parent and Purchaser shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by each of them prior to or on the Closing Date.

          (b)  Parent and Purchaser shall have tendered for delivery the documents and other items to be delivered by such parties pursuant to Article III of this Agreement.

          (c)  Parent and Purchaser shall have delivered to the Companies and the Shareholders a written opinion of Gibson, Dunn & Crutcher LLP, dated as of the Closing Date, substantially in the form attached hereto as Exhibit D.

        7.3.    Conditions to the Obligations of Parent and Purchaser.    The obligations of Parent and Purchaser to consummate the transactions provided for hereby shall be further subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Parent and Purchaser:

          (a)  All representations and warranties of the Companies and the Shareholders contained in this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and the Companies and each of the Shareholders shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by each of them prior to or on the Closing Date.

          (b)  Each of the Companies and the Shareholders shall have tendered for delivery the documents and other items to be delivered by such parties pursuant to Article III of this Agreement.

          (c)  All Permits and Consents by Governmental Authorities not addressed in Section 7.1 that are required for the consummation of the transactions contemplated hereby, or by third parties that are required in order to prevent a breach of, a default under, or a termination, change in the terms or conditions or modification of, any instrument, contract, lease, license or other agreement to which the Companies is a party and which is denoted with an asterisk (*) on Schedules 4.8 shall have been obtained on terms and conditions satisfactory to Purchaser. In addition, Purchaser shall have received from the Companies the Consents set forth on Schedule 4.17 hereto. In the event any of the Companies cannot obtain certain Consents prior to the Closing and Purchaser elects to waive this condition to Closing, such Company shall have the continuing obligation after the Closing to use its commercially reasonable efforts to endeavor to obtain all necessary consents.

          (d)  The Executives shall each have executed and delivered an Employment Agreement in the form of Exhibit A.

          (e)  Each of the individuals listed on Schedule 6.5 shall have executed and delivered a Noncompetition Agreement in the form of Exhibit C.

          (f)    All liens against the Companies or any of their respective assets or properties shall have been released, including, without limitation, those liens listed on Schedule 7.3(f) hereto.

          (g)  The Companies shall have delivered to Purchaser a written opinion of Watson Mangioni Lawyers, dated as of the Closing Date, substantially in the form attached hereto as Exhibit E.

          (h)  Since the date of this Agreement, there shall have been no Material Adverse Effect on any of the Companies, individually, or on the Companies as a whole or the Business.

          (i)    Purchaser shall have received from the Companies all documents and other materials requested by Purchaser for the purpose of examining and determining the rights of the Companies in and to any technology, products and proprietary assets now used, proposed to be used in, or necessary to, the Business, and the status of the ownership rights of the Companies in and to all such technology, products and proprietary assets shall be reasonably satisfactory to Purchaser.

          (j)    The Companies shall have taken all actions required by Section 6.10 with respect to the termination of certain agreements named therein.

          (k)  All Company Options have either been exercised or terminated as of the Closing Date and shall have no further force or effect.

          (l)    Each of the Optionholders who exercised their Company Options prior to the Closing Date shall have executed a signature page to this Agreement.

          (m)  All Employee Loans shall have been repaid in full.

          (n)  Purchaser shall receive the resignations of all of the officers and directors of the Companies, effective as of the Closing Date.

          (o)  The offer and sale of the Shares to Purchaser pursuant to this Agreement shall be exempt from registration, prospectus and qualification requirements of all applicable securities laws.

          (p)  Purchaser shall have received a Shareholder Representation Letter from each of the Shareholders.

          (q)  Each employee of each Company shall have assigned to such Company his or her rights to all Intellectual Property developed by such employee in connection with his or her employment with such Company.

          (r)  The transactions contemplated by this Agreement shall have been approved by the Company Shareholders entitled to vote at a meeting of the Company Shareholders holding a minimum of seventy-five percent (75%) of the Company Shares in accordance with the terms of the Shareholders Agreement.

          (s)  Each Shareholder shall have executed and delivered a Foreign Status Certificate.

          (t)    The letter agreement, dated October 7, 2000, between Jacob Van der Eyk of AdultASP.com and the Australian Company shall have been terminated and the Australian Company shall have no ongoing Liability or further obligation thereunder.

          (u)  The Letter of Contract, dated October 11, 2001, between Alex Kennedy and the Australian Company shall have been terminated and the Australian Company shall have no ongoing Liability or further obligation thereunder.

          (v)  The Unstamped Transfers shall have been stamped by the OSR in accordance with Section 6.14 and evidence of such stamping shall have been provided to the reasonable satisfaction of Parent and Purchaser.

ARTICLE VIII.

TERMINATION

        8.1.    Termination.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing Date:

          (a)  by mutual written consent of Purchaser, the Companies and the Shareholders;

          (b)  by Purchaser or the Companies and the Shareholders if (i) any court of competent jurisdiction or other Governmental Authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action is or shall have become nonappealable or (ii) subject to the following proviso, the transactions contemplated hereby have not been consummated by the date that is six months from the date of this Agreement (the "Outside Date"); provided that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Closing Date shall not have occurred on or before said date;

          (c)  by the Companies and the Shareholders if (i) there shall have been a breach of any representation or warranty on the part of set forth in this Agreement or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) would be incapable of being satisfied by the Outside Date (or as otherwise extended) or (ii) there shall have been a breach by Purchaser of any of their respective covenants or agreements hereunder having a Material Adverse Effect on Purchaser or materially adversely affecting (or materially delaying) the consummation of the transactions contemplated hereby, and Purchaser has not cured such breach within twenty (20) Business Days after notice by the Australian Company thereof; provided that the Companies and the Shareholders have not breached any of their respective obligations hereunder; or

          (d)  by Purchaser if (i) there shall have been a breach of any representation or warranty on the part of the Companies or the Shareholders set forth in this Agreement or if any representation or warranty of the Companies or the Shareholders shall have become untrue in either case such that the conditions set forth in Section 7.3(a) would be incapable of being satisfied by the Outside Date (or as otherwise extended) or (ii) there shall have been a breach by the Companies or the Shareholders of any of their respective covenants or agreements hereunder having a Material Adverse Effect on the Companies, individually, or on the Companies as a whole or materially adversely affecting (or materially delaying) the consummation of the transactions contemplated hereby, and the Companies or the Shareholders, as the case may be, have not cured such breach within twenty (20) Business Days after notice by Purchaser thereof; provided that Purchaser has not breached any of their respective obligations hereunder.

        8.2.    Effect of Termination.    In the event of the termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its affiliates, directors, officers or Shareholders other than the provisions of Section 6.8 and this Section 8.2, the arbitration provisions of Section 9.3(b) and Section 10.12 hereof. Nothing contained in this Section 8.2 shall relieve any party from liability for any breach of this Agreement.

ARTICLE IX.

INDEMNIFICATION

        9.1.    Survival of Representations.    All statements contained in any Schedule or in any certificate or other document delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the parties hereunder. The representations and warranties of the Companies, the Shareholders and Purchaser contained herein shall survive the Closing Date until the eighteen-month anniversary of the Closing Date; provided, however, that: (i) the representations and warranties set forth in Sections 4.3 (Authorization), 4.4 (Capitalization), 4.13 (Environmental Matters), 4.14 (Employee Benefits), 4.15 (Compliance with Law), 4.25 (No Brokers), 4.28 (Authorization by Shareholders), 5.2 (Authorization) and 5.8 (No Brokers) shall survive until the fifth anniversary of the Closing Date, (ii) the representations and warranties set forth in Section 4.12 (Taxes) shall survive until sixty days following the expiration of any applicable statute of limitations (including any extensions thereof) and (iii) the representations and warranties in Section 4.29 (Title to Shares) shall not expire. In the case of actual fraud, intentional misrepresentation or active concealment, the representations and warranties of such breaching party shall survive until the expiration of the applicable statute of limitations. Any claims under this Agreement with respect to a breach of a representation and warranty must be asserted by written notice within the applicable survival period contemplated by this Section 9.1, and if such a notice is given, the survival period for such representation and warranty shall continue until the claim is fully resolved. The right to indemnification or other remedy based on the representations, warranties, covenants and agreements herein will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. All representations and warranties of each party set forth in this Agreement shall be deemed to have been made again by such party at and as of the Closing Date. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification or other remedy based on such representations, warranties, covenants and agreements.

        9.2.    Indemnification.

          (a)  Subsequent to the Closing, subject to the limitations described below in Section 9.5, the Founding Shareholders shall indemnify Purchaser and its respective Affiliates (including, after the Closing, the Companies), and each of its respective officers, directors, employees, shareholders, partners and agents ("Purchaser Indemnified Parties") against, and hold each of the Purchaser Indemnified Parties harmless from, any damage, claim, loss, cost, liability or expense, including without limitation, interest, penalties, reasonable attorneys' fees and expenses of investigation, consequential damages, response action, removal action or remedial action (collectively "Damages") incurred by such Purchaser Indemnified Party that are incident to, arise out of, in connection with, or related to, whether directly or indirectly: (i) any misrepresentation or breach of any warranty on the part of any of the Companies or any of the Shareholders contained in this Agreement or in any agreement, certificate or other instrument delivered by any of the Companies or any of the Shareholders pursuant to this Agreement, (ii) any breach or non-performance by any of the Companies or any of the Shareholders of any of their respective covenants or agreements contained in this Agreement or in any agreement, certificate or other instrument delivered by any of the Companies or any of the Shareholders pursuant to this Agreement or (iii) any penalties, interest, fines or other imposts imposed on the Australian Company in respect of its registration of the Unstamped Transfers including, without limitation, any penalties, interest, fines or other imposts imposed under (A) the Taxation Administration Act 1996 (NSW), whether in respect of any breach by the Australian Company of Section 301 or the former Section 302 of the Duties Act 1997 (NSW) or otherwise or (B) under Section 1071B of the Corporations Act 2001 or Section 1091 of the Corporations Law.

          (b)  Purchaser shall indemnify each of the Shareholders ("Shareholder Indemnified Parties"), against, and hold each of the Shareholder Indemnified Parties harmless from, any Damages incurred by such Shareholder Indemnified Party that are incident to, arise out of, in connection with or related to, whether directly or indirectly: (i) any breach of any representation or warranty of Purchaser contained in this Agreement or in any agreement, certificate or other instrument delivered by Purchaser pursuant to this Agreement or (ii) any breach or non-performance by Purchaser of its covenants or agreements contained in this Agreement or in any agreement, certificate or other instrument delivered by Purchaser pursuant to this Agreement.

          (c)  The term "Damages" as used in this Section 9.2 is not limited to matters asserted by third parties against Shareholder Indemnified Parties or Purchaser Indemnified Parties, but includes Damages incurred or sustained by such persons in the absence of third-party claims, and payments by the indemnitee shall not be a condition precedent to recovery.

        9.3.    Notice of Claims.

          (a)  Any Purchaser Indemnified Party or Shareholder Indemnified Party (the "Indemnified Party") seeking indemnification hereunder shall, within the relevant limitation period provided for in Section 9.1 above, give to the party obligated to provide indemnification to such Indemnified Party (the "Indemnitor") a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any claims for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any agreement, certificate or instrument executed pursuant hereto or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; and provided further, that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

          (b)  Indemnitor shall have thirty days after the giving of any Claim Notice pursuant hereto to (i) agree to the amount or method of determination set forth in the Claim Notice and to pay such amount to such Indemnified Party in immediately available funds or (ii) to provide such Indemnified Party with notice that it disagrees with the amount or method of determination set forth in the Claim Notice (the "Dispute Notice"). Within fifteen days after the giving of the Dispute Notice, a representative of Indemnitor and such Indemnified Party shall negotiate in a bona fide attempt to resolve the matter. In the event that the controversy is not resolved within thirty days of the giving of the Dispute Notice, the parties shall proceed to binding arbitration pursuant to the following procedures:

            (1)  Any party may send another party written notice identifying the matter in dispute and invoking the procedures of this Section 9.3. Within 14 days, each party involved in the dispute shall meet at a mutually agreed location in Los Angeles, California, for the purpose of determining whether they can resolve the dispute themselves by written agreement, and, if not, whether they can agree upon a third-party arbitrator to whom to submit the matter in dispute for final and binding arbitration.

            (2)  If such parties fail to resolve the dispute by written agreement or agree on the arbitrator within said 14-day period, any such party may make written application to the American Arbitration Association ("AAA") for the appointment of a panel of three arbitrators (collectively, the "Arbitrator") to resolve the dispute by arbitration. At the request of AAA the parties involved in the dispute shall meet with AAA at its offices within ten calendar days of such request to discuss the dispute and the qualifications and experience which each party respectively believes the Arbitrator should have; provided, however, that the selection of the Arbitrator shall be the exclusive decision of AAA and shall be made within 30 days of the written application to AAA.

            (3)  Within 120 days of the selection of the Arbitrator, the parties involved in the dispute shall meet in Los Angeles, California with such Arbitrator at a place and time designated by such Arbitrator after consultation with such parties and present their respective positions on the dispute. The arbitration proceeding shall be held in accordance with the rules for commercial arbitration of the AAA in effect on the date of the initial request by for appointment of the Arbitrator, that gave rise to the dispute to be arbitrated (as such rules are modified by the terms of this Agreement or may be further modified by mutual agreement of the parties) Each party shall have no longer than five days to present its position, the entire proceedings before the Arbitrator shall be no more than ten consecutive days, and the decision of the Arbitrator shall be made in writing no more than 30 days following the end of the proceeding. Such an award shall be a final and binding determination of the dispute and shall be fully enforceable as an arbitration decision in any court having jurisdiction and venue over such parties. The prevailing party (as determined by the Arbitrator) shall in addition be awarded by the Arbitrator such party's own attorneys' fees and expenses in connection with such proceeding. The non-prevailing party (as determined by the Arbitrator) shall pay the Arbitrator's fees and expenses.

        9.4.    Third Person Claims.    If a claim by a third Person is made against an Indemnified Party, and if such party intends to seek indemnity with respect thereto under this Article IX, such Indemnified Party shall promptly notify the Indemnitor in writing of such claims, setting forth such claims in reasonable detail. The Indemnitor shall have twenty days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided that the Indemnified Party may participate in such settlement or defense through counsel chosen by such Indemnified Party and paid at its own expense; and provided further that, if in the opinion of counsel for such Indemnified Party, there is a reasonable likelihood of a conflict of interest between the Indemnitor and the Indemnified Party, the Indemnitor shall be responsible for reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense. So long as the Indemnitor is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim without the consent of the Indemnitor. If the Indemnitor does not notify the Indemnified Party within ten days after receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to undertake, at Indemnitor's cost, risk and expense, the defense, compromise or settlement of the claim but shall not thereby waive any right to indemnity therefore pursuant to this Agreement. The Indemnitor shall not, except with the consent of the Indemnified Party, enter into any settlement that does not include as an unconditional term thereof the giving by the person or persons asserting such claim to all Indemnified Parties (i.e., the Shareholder Indemnified Party or the Purchaser Indemnified Party, as the case may be) of an unconditional release from all liability with respect to such claim or consent to entry of any judgment.

        9.5.    Limitation on Indemnity.

          (a)  Notwithstanding the foregoing, an Indemnitor shall not be obligated to indemnify an Indemnified Party under Sections 9.2(a) or (b) unless and until the aggregate of all Damages suffered by such Indemnified Parties hereunder exceeds $50,000 (the "Threshold Amount"), whereupon, provided the other requirements of this Article IX have been complied with, the full amount of all Damages, and all subsequent Damages, shall become due and payable. Notwithstanding the foregoing, (i) no Threshold Amount shall apply to the representations and warranties of any of the Companies set forth in Section 4.3, 4.4, 4.12, 4.13, 4.14, 4.15 or 4.25 hereof or the representations and warranties of the Shareholders set forth in Section 4.28, 4.29 or 4.31 and (ii) no Threshold Amount shall apply to the obligations of any party hereto to the extent a breach results from actual fraud, intentional misrepresentation or active concealment.

          (b)  The total indemnity obligations of the Founding Shareholders shall not exceed the Company Purchase Price (the "Company Cap"). Each Founding Shareholder's maximum individual indemnity obligation shall be the product of the Company Cap multiplied by the percentage set forth next to such Founding Shareholder's name under the heading "Indemnification Percentage" on Schedule I hereto. The Company Cap shall not limit indemnification with respect to breaches by any of the Companies of the representations and warranties set forth in Section 4.3, 4.4, 4.12, 4.13, 4.14, 4.15 or 4.25 or with respect to breaches by any of the Shareholders of the representations and warranties set forth in Section 4.28, 4.29 or 4.31.

          (c)  Except as provided in Section 9.5(a), the Threshold Amount and the Company Cap shall apply to all Damages regardless of whether asserted as a breach under the Agreement or under any other theory or cause of action.

        9.6.    Payment out of Escrow Account.    All indemnification or reimbursement payments to be made by the Founding Shareholders pursuant to this Article IX shall be paid first from the Escrow Account pursuant to the terms of the applicable Escrow Agreement and the balance shall be payable severally by such Founding Shareholders. Any Escrow Shares tendered as indemnification payments shall be valued at the average of the closing sale price of Parent Shares on the NASDAQ National Market for the seven day trading period ending on the second trading day prior to the day such Escrow Shares are released, as reported in the Western Edition of The Wall Street Journal (the "Escrow Value"). Nothing herein shall be construed to limit Purchaser's recourse with respect to amounts owing to Purchaser pursuant to this Article IX to the shares held in the Escrow Account.

        9.7.    Remedies.    The remedies in this Article IX shall be the exclusive remedies of the parties with respect to any and all matters covered by this Agreement, except for the remedies of specific performance, injunction and other equitable relief; provided, however, that no party hereto shall be deemed to have waived any rights, claims, causes of action or remedies if and to the extent such rights, claims, causes of action or remedies may not be waived under applicable law or fraud, intentional misrepresentation or active concealment is proven on the part of a party by another party hereto.

ARTICLE X.

MISCELLANEOUS

        10.1.    Binding Effect; Assignment.    This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns, in accordance with the terms hereof. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Companies or the Shareholders without the prior written consent of Purchaser, or by Purchaser without the prior written consent of the Shareholders, except that Purchaser may, without such consent, assign the rights hereunder (either before or after the Closing Date), to an Affiliate of Purchaser; provided, however, that no such assignment shall release Purchaser of any of its obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit or obligation hereunder.

        10.2.    Notices.    Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered in person or by courier, telegraphed, telexed or by facsimile transmission or mailed by registered or certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date on which such receipt is acknowledged), as follows:

If to Parent or Purchaser:
c/o Ticketmaster 3701 Wilshire Blvd, Suite 900 Los Angeles, CA 90010 Attn: Bradley K. Serwin
Telephone:	(213) 639-8816
Fax:	(213) 382-2738
With copies to:
Gibson, Dunn & Crutcher LLP 333 South Grand Avenue Los Angeles, California 90071 Attention: Kenneth M. Doran
Telephone:	(213) 229-7000
Fax:	(213) 229-7520
If to the Companies or the Shareholders:
Soulmates Technology Pty Ltd Level 2, 37 Pitt Street Sydney, New South Wales 2000 Australia Attention: Daniel Haigh
Telephone:	612 9252 9611
Fax:	612 9252 9612
With a copy to:
Watson Mangioni Lawyers Level 13, 50 Carrington Street Sydney, New South Wales 2000 Australia Attention: Robert Mangioni
Telephone:	61 2 9262 6666
Fax:	61 2 9262 2626
With a copy to:
Daniel Haigh PO Box R563 Royal Exchange NSW 2000 Australia

        Any party may, from time to time, designate any other address to which any such notice to such party shall be sent. Any such notice shall be deemed to have been delivered upon receipt.

        10.3.    Choice of Law; Submission to Jurisdiction; Waivers.

          (a)  This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware, as applied to agreements among Delaware residents entered into and wholly to be performed within Delaware (without reference to any choice of law rules that would require the application of the laws of any other jurisdiction).

          (b)  The Companies and the Shareholders irrevocably agree that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof shall be brought and determined in the Courts of the United Kingdom, and each of the Companies and the Shareholders hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Companies and the Shareholders hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (1) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (2) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (3) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts and (4) any right to a trial by jury.

        10.4.    Entire Agreement; Amendments and Waivers.    This Agreement, together with the Ancillary Agreements and all exhibits and schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

        10.5.    Counterparts.    This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        10.6.    Severability.    If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision that is legal, valid and enforceable. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

        10.7.    Headings.    The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

        10.8.    Schedules.    The Schedules and the Exhibits referenced in this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.

        10.9.    No Third Party Beneficiaries.    Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement (and their successors and assigns) any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

        10.10.    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity without the necessity of demonstrating the inadequacy of monetary damages.

        10.11.    No Strict Construction.    The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

        10.12.    Expenses.    Except as specifically provided in this Agreement, (a) Parent and Purchaser will pay their own fees and expenses incident to this Agreement and the transactions contemplated hereby, including legal and accounting fees, investment banking fees, fees and points to any lender, consulting fees and related disbursements in connection with any of the foregoing ("Transaction Fees") and (b) (i) up to $20,000 of the aggregate Transaction Fees of the Companies and the Shareholders will be paid by the Australian Company and (ii) the aggregate Transaction Fees of the Companies and the Shareholders in excess of $20,000 will be paid by the Shareholders as Closing Debt.

        10.13    Dollars.    All references to "dollars" or "$" in this Agreement are to United States Dollars. Any payments required under this Agreement in respect of any item that is denominated in a currency other than United States Dollars shall be converted for purposes of all such payments into United States Dollars at the exchange rate quoted in the Western Edition of the Wall Street Journal on the date prior to the date on which such payment is to be made.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

TICKETMASTER, a Delaware corporation
By:	/s/ JOHN PLEASANTS Name: John Pleasants Title: Chief Executive Officer and President
ELICIA ACQUISITION CORP., a Delaware corporation
By:	/s/ JOHN PLEASANTS Name: John Pleasants Title: Chief Exective Officer
SOULMATES TECHNOLOGY PTY LTD, a New South Wales corporation
By:	/s/ MARTIN DAVID HAYNES Name: Martin David Haynes Title: Joint Managing Director
SOULMATES INTERNATIONAL, INC., a Delaware corporation
By:	/s/ MARTIN DAVID HAYNES Name: Martin David Haynes Title: Joint Managing Director

COMPANY SHAREHOLDERS:
/s/ MARTIN HAYNES Martin Haynes
/s/ DANIEL HAIGH Daniel Haigh
/s/ JEAN GAMBLE Jean Gamble
/s/ G.K. MORGAN (director) /s/ G. BRAND (director) Morgan & Banks Investments Pty Ltd
/s/ NICK McNAUGHTON Nick McNaughton
/s/ JOHN HAIGH John Haigh
/s/ JANETTE BLAINEY Janette Blainey
/s/ JOHN HUYSHE GREAVES John Huyshe Greaves
/s/ BRENT PEARSON Brent Pearson
/s/ [illegible] (Director) Interfine Investments Pty Ltd
/s/ MAUREEN REID Maureen Leslie Reid
U.S. COMPANY SHAREHOLDER:
/s/ MARTIN HAYNES Martin Haynes
N.Z. COMPANY SHAREHOLDERS:
/s/ MARTIN HAYNES Martin Haynes
/s/ DANIEL HAIGH Daniel Haigh

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  Exhibit 2.16
TABLE OF CONTENTS
LIST OF EXHIBITS
LIST OF SCHEDULES
SHARE PURCHASE AND SUBSCRIPTION AGREEMENT
RECITALS
AGREEMENT
ARTICLE I. DEFINITIONS
ARTICLE II. AGREEMENT TO PURCHASE AND SELL SHARES
ARTICLE III. CLOSING DELIVERIES
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND THE SHAREHOLDERS
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
ARTICLE VI. COVENANTS OF ALL PARTIES
ARTICLE VII. CONDITIONS TO OBLIGATIONS
ARTICLE VIII. TERMINATION
ARTICLE IX. INDEMNIFICATION
ARTICLE X. MISCELLANEOUS